SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Marriott International, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Corporate Headquarters and Mailing Address:

10400 Fernwood Road

Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FRIDAY, MAY 10, 2013

To our Shareholders:

April 5, 2013

The 2013 annual meeting of shareholders of Marriott International, Inc. (the “Company”) will be held at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004 on Friday, May 10, 2013, beginning at 10:30 a.m. Doors to the meeting will open at 9:30 a.m. At the meeting, shareholders will act on the following matters:

1.	Election of the 12 director nominees named in the proxy statement;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013;

3.	An advisory resolution to approve executive compensation; and

4.	Any other matters that may properly be presented at the meeting.

Shareholders of record at the close of business on March 15, 2013, are entitled to notice of and to vote at this meeting.

For the convenience of our shareholders, proxies may be given either by telephone, electronically through the Internet, or by completing, signing, and returning the enclosed proxy card. In addition, shareholders may elect to receive future shareholder communications, including proxy materials, through the Internet. Instructions for each of these options can be found in the enclosed materials.

By order of the Board of Directors,

Bancroft S. Gordon
Secretary

PLEASE REFER TO THE OUTSIDE BACK COVER FOR DIRECTIONS TO THE MEETING

AND INFORMATION ON PARKING, PUBLIC TRANSPORTATION AND LODGING.

i

MARRIOTT INTERNATIONAL, INC.

10400 FERNWOOD ROAD, BETHESDA, MARYLAND 20817

PROXY STATEMENT

Our Board of Directors (the “Board”) solicits your proxy for the 2013 annual meeting of shareholders of Marriott International, Inc. (“we,” “us,” “Marriott” or the “Company”) to be held on Friday, May 10, 2013, beginning at 10:30 a.m., at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004, and at any postponements or adjournments of the meeting. This proxy statement is first being released to shareholders by the Company on or about April 5, 2013.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2013:

THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS ARE

AVAILABLE AT www.envisionreports.com/MAR.

QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters described in the accompanying notice of meeting. These actions include the election of the 12 director nominees listed below, ratification of the appointment of the independent registered public accounting firm (sometimes referred to as the “independent auditor”), an advisory resolution approving executive compensation, and any other matters that may be properly presented at the meeting. In addition, our management will report on the Company’s performance during fiscal 2012 and respond to questions from shareholders.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, March 15, 2013, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of the Company’s Class A common stock entitles its holder to cast ten votes on each matter to be voted upon.

Who can attend the meeting?

All shareholders of record at the close of business on the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

You will find directions to the meeting, and information on parking, public transportation and lodging, on the back cover of this proxy statement.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Class A common stock of the Company outstanding on the record date and entitled to vote will constitute a quorum. A quorum is required for business to be conducted at the meeting. As of the March 15, 2013 record date, 313,514,267 shares of our Class A common stock were outstanding and entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Similarly, “broker non-votes” (described below) will be counted in determining whether there is a quorum.

How do I vote?

You may vote either by casting your vote in person at the meeting, or by marking, signing and dating each proxy card you receive and returning it in the prepaid envelope, by telephone, or electronically through the Internet by following the instructions included on your proxy card. Internet and telephone voting is available through 11:59 p.m. Eastern Time on Thursday, May 9, 2013. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

If you hold your shares in “street name” through a broker or other nominee, you may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution. You must obtain a legal proxy from the broker or other nominee that holds your shares if you wish to vote in person at the annual meeting. If you do not provide voting instructions to your broker in advance of the annual meeting, New York Stock Exchange (“NYSE”) rules grant your broker discretionary authority to vote on “routine matters.” The ratification of the appointment of the independent registered public accounting firm in Item 2 is the only item on the agenda for the annual meeting that is considered routine.

What does the Board recommend?

The Board’s recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR election of the 12 director nominees (see Item 1 on page 6);

•	FOR ratification of the appointment of the independent auditor (see Item 2 on page 6); and

•	FOR the advisory resolution to approve executive compensation (see Item 3 on page 7);

How will my shares be voted?

Your shares will be voted as you indicate on the proxy card. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR the election of the 12 director nominees listed below; FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for 2013, and FOR the advisory resolution to approve executive compensation.

Can I change my vote or revoke my proxy after I return my proxy card, or after I vote by telephone or electronically?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

(1)	Returning a later-dated signed proxy card;

(2)	Delivering a written notice of revocation to Computershare Shareowner Services, P.O. Box 43006, Providence, RI 02940-3006;

(3)	Voting by telephone or the Internet until 11:59 p.m. Eastern Time on Thursday, May 9, 2013; or

(4)	Voting in person at the meeting.

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

How do I vote my 401(k) shares?

If you participate in the Company’s Employees’ Profit Sharing, Retirement and Savings Plan and Trust (the “401(k) Plan”), you may give voting instructions as to the number of share equivalents allocated to your account as of the record date. You may provide voting instructions to the trustee under the 401(k) Plan by completing and returning the proxy card accompanying this proxy statement. The trustee will vote your shares in accordance with your duly executed instructions if they are received by 11:59 p.m. Eastern Time, Tuesday, May 7, 2013. If you do not send instructions by this deadline or if you do not vote by proxy or return your proxy card with an unclear voting designation or no voting designation at all, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

What vote is required to approve each item?

In the election of directors, each nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director. Instructions to “ABSTAIN” and broker non-votes will have no effect on the election of directors. Your broker or nominee will not be permitted to vote on the election of directors without instructions from the beneficial owner. As a result, if you hold your shares through a broker or nominee, they will not be voted in the election of directors, unless you affirmatively vote your shares in accordance with the voting instructions provided by that institution.

For ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares of Class A common stock represented in person or by proxy and entitled to vote on the item will be required for approval. Instructions to “ABSTAIN” with respect to this item will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “AGAINST” this item. Broker non-votes will not have any effect on the outcome of votes for this item.

For approval of the advisory resolution to approve executive compensation, the affirmative vote of the holders of a majority of the shares of Class A common stock represented in person or by proxy and entitled to vote on the item will be required for approval. Your broker or nominee will not be permitted to vote on this advisory voting item without instructions from the beneficial owner. As a result, if you hold your shares through a broker or nominee, they will not be voted to approve on an advisory basis the Company’s executive compensation, unless you affirmatively vote your shares in accordance with the voting instructions provided by that institution. Instructions to “ABSTAIN” with respect to this advisory voting item will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “AGAINST” this item. Broker non-votes will not have any effect on the outcome of votes for this item.

Who will count the vote?

Representatives of Computershare Shareowner Services, our independent stock transfer agent, will count the votes and act as the inspector of election.

What shares are included on my proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares of Class A common stock that the Company’s stock transfer records indicate that you hold, including (i) any shares you may hold through the Computershare Shareowner Services Program for Marriott International, Inc. Shareholders administered by Computershare Shareowner Services; and (ii) if you are a current or former Marriott employee, any shares that may be held for your account by The Northern Trust Company as custodian for the 401(k) Plan. If you have shares in the 401(k) Plan and do not vote by proxy, or return your proxy card with an unclear voting designation or no voting designation at all, then Northern Trust will vote your shares in proportion to the way the other 401(k) Plan participants voted their shares. Shares that are held in “street name” through a broker or other nominee are not included on the proxy card(s) furnished by the Company, but the institution will provide you with a voting instruction form.

What does it mean if I receive more than one proxy card?

If your shares are registered under different names or are held in more than one account, you may receive more than one proxy card. To ensure that all your shares are voted, please sign and return all proxy cards, or if you choose, vote by telephone or through the Internet using the personal identification number printed on each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Computershare Shareowner Services, at (800) 311-4816.

How will voting on any other business be conducted?

Although we currently do not know of any business to be considered at the 2013 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to J.W. Marriott, Jr. and/or Arne M. Sorenson to vote on such matters at their discretion.

When are shareholder proposals for the 2014 annual meeting of shareholders due?

To be considered for inclusion in our proxy statement for the 2014 annual meeting of shareholders, shareholder proposals must be received at our offices no later than the close of business December 6, 2013. Proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, and must be submitted in writing to the Corporate Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817.

In addition, our bylaws require that, if a shareholder desires to introduce a shareholder proposal or nominate a director candidate from the floor of the 2014 annual meeting of shareholders, the shareholder must submit such proposal or nomination in writing to the Company’s Secretary at the above address no earlier than January 10, 2014 and no later than February 9, 2014. The written proposal or nomination must comply with our bylaws. The Chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or the nomination of any person made after February 9, 2014, or that does not comply with our bylaws. If a shareholder fails to meet these deadlines or satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the proxies we solicit allow us to vote on such proposals as we deem appropriate. You can find a copy of our bylaws in the Investor Relations section of the Company’s website (www.marriott.com/investor) by clicking on “Corporate Governance” and then “Governance Documents” or you may obtain a copy by submitting a request to the Corporate Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland, 20817.

Will there be a sign language interpreter at the meeting?

If you would like to have a sign language interpreter at the annual meeting, please send your request in writing to the Corporate Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817. We must receive your request no later than May 2, 2013.

How much did this proxy solicitation cost and who paid that cost?

The Company paid for this proxy solicitation. We hired MacKenzie Partners, Inc. to assist in the distribution of proxy materials and solicitation of votes for an estimated fee of $8,500, plus reimbursement of certain out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Proxies will be solicited by mail, telephone, or other means of communication. Our directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities may also solicit proxies.

Can I receive future shareholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. To consent to electronic delivery:

•

If your shares are registered in your own name, and not in “street name” through a broker or other nominee, simply log in to the Internet site maintained by our transfer agent, Computershare Shareowner Services, at www.computershare.com/investor and the step-by-step instructions will prompt you through enrollment.

•

If your shares are registered in “street name” through a broker or other nominee, you must first vote your shares using the Internet, at www.proxyvote.com, and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

You may withdraw this consent at any time and resume receiving shareholder communications in print form.

PROPOSALS TO BE VOTED ON

ITEM 1—Election of Directors

All of our directors are standing for election at the 2013 annual meeting, and each director elected will hold office for a term expiring at the 2014 annual meeting of shareholders or until his or her successor is elected or appointed and qualified.

The following 11 current directors of the Company have been nominated for re-election as a director:

J.W. Marriott, Jr.	John W. Marriott III	Steven S Reinemund
Mary K. Bush	George Muñoz	Lawrence M. Small
Lawrence W. Kellner	Harry J. Pearce	Arne M. Sorenson
Debra L. Lee	W. Mitt Romney

In addition, the Board will expand the size of the Board to 12 directors and appoint Frederick A. Henderson to the Board prior to the annual meeting, and he will then stand for re-election with the other directors at the annual meeting.

You can find information on the director nominees beginning on page 9.

We do not know of any reason why any of the nominees would be unable to serve. However, if any of the nominees should become unable to serve as a director, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxies will vote “FOR” that substitute nominee.

The Company’s bylaws prescribe the voting standard for election of directors as a majority of the votes cast in an uncontested election, such as this one, where the number of nominees does not exceed the number of directors to be elected. Under this standard, a nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director. In a contested election, where the number of nominees exceeds the number of directors to be elected (which is not the case at the 2013 annual meeting), the directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. Under the Company’s Governance Principles, if a nominee who already serves as a director is not elected, that nominee shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. Within 90 days of the certification of election results, the Board will determine whether to accept or reject the resignation and will publicly disclose its decision promptly thereafter.

The Board recommends a vote FOR each of the 12 director nominees.

ITEM 2—Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013. Ernst & Young LLP, a firm of registered public accountants, has served as the Company’s independent registered public accounting firm since May 3, 2002. Ernst & Young LLP will examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions. You can find information on pre-approval of independent auditor fees and Ernst & Young LLP’s fiscal 2012 and 2011 fees beginning on page 22. Although the Audit Committee has discretionary authority to appoint the independent auditors, the Board is seeking shareholder ratification of the appointment of the independent auditors as a matter of good corporate governance. If the appointment of Ernst & Young LLP is not ratified by shareholders, the Audit Committee will take that into consideration when determining whether to continue the firm’s engagement.

The Board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013.

ITEM 3—Advisory Resolution Approving Executive Compensation

We are asking shareholders to vote for a non-binding advisory resolution to approve the compensation of our Named Executive Officers, as disclosed in this proxy statement. Although the resolution, commonly referred to as a “say-on-pay” resolution, is non-binding, our Board of Directors and Compensation Policy Committee value your opinions and will consider the outcome of the vote when making future compensation decisions. The Board’s current policy is to hold an advisory vote on executive compensation on an annual basis and, accordingly, we expect that, after the 2013 annual meeting, the next advisory vote on the compensation of our named executive officers will take place at our 2014 annual meeting of shareholders.

We urge you to read the Compensation Discussion and Analysis (“CD&A”) beginning on page 24 of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 46 through 58, which provide detailed information on the compensation of our Named Executive Officers.

The Board believes that our current executive compensation program achieves an appropriate balance of long- and short-term performance incentives, reinforces the link between executive pay and the Company’s long-term performance and stock value, and thereby aligns the interests of our Named Executive Officers with those of shareholders.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2013 annual meeting:

RESOLVED, that the shareholders of Marriott International, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2013 Annual Meeting of Shareholders.

The Board recommends that you vote FOR the advisory resolution to approve executive compensation.

CORPORATE GOVERNANCE

Board Leadership Structure

While the Board has not mandated a particular leadership structure, historically, the positions of Chairman of the Board and Chief Executive Officer (“CEO”) were held by the same person. In December 2011, as a result of J.W. Marriott, Jr.’s discussions with the Board about relinquishing the role of CEO and as part of its ongoing review of the Board leadership structure and succession planning process, the Board determined that, effective March 31, 2012, the two positions should be held by separate individuals. The Board elected J.W. Marriott, Jr., who had served as the Chairman and CEO of the Company and its predecessors since 1985, to the position of Executive Chairman and Chairman of the Board and Arne M. Sorenson, the former President and Chief Operating Officer, to the position of President and CEO. In his new role, Mr. Marriott continues to provide leadership to the Board by, among other things, working with the CEO, the Chairman of the Nominating and Corporate Governance Committee, and the Corporate Secretary to set Board calendars, determine agendas for Board meetings, ensure proper flow of information to Board members, facilitate effective operation of the Board and its Committees, help promote Board succession planning and the orientation of new directors, address issues of director performance, assist in consideration and Board adoption of the Company’s long-term and annual operating plans, and help promote senior management succession planning.

While the independent directors have not designated a lead independent director, the Chairman of our Nominating and Corporate Governance Committee fulfills the same responsibilities as the lead directors at many companies. These responsibilities include presiding over the meetings of the independent directors, coordinating the activities of the independent directors and facilitating communications between the Chairman of the Board and the other Board members. The Chairman of our Nominating and Corporate Governance Committee also is a standing member of the Company’s two-person Executive Committee along with the Chairman of the Board. The Chairman of the Nominating and Corporate Governance Committee also coordinates the evaluation of Board and Committee performance, the assessment and evaluation of Board candidates, and the monitoring of corporate governance developments and recommendations for changes to the Company’s governance practices. We believe that the role played by the Chairman of the Nominating and Corporate Governance Committee provides strong, independent Board leadership.

Eight of our 11 current directors are independent, and the Audit, Compensation Policy and Nominating and Corporate Governance committees are comprised solely of independent directors. Consequently, the independent directors directly oversee such critical items as the Company’s financial statements, executive compensation, the selection and evaluation of directors and the development and implementation of our corporate governance programs.

The Board will continue to review our Board leadership structure as part of the succession planning process that is described in our Governance Principles. We believe that our leadership structure, in which the roles of Chairman and CEO are separate, together with an experienced and engaged Chairman of the Nominating and Corporate Governance Committee (who plays a role similar to that of lead director at many companies) and independent key committees, will be effective and is the optimal structure for our Company and our shareholders at this time.

Selection of Director Nominees

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members, other Board members, management and shareholders. As a shareholder, you may recommend any person for consideration as a nominee for director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817. Recommendations must include the name and address of the shareholder making the recommendation, a representation that the shareholder is a holder of record of Class A common stock, biographical information about the individual recommended and any other information the shareholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended.

Once the Nominating and Corporate Governance Committee has identified a candidate, the Committee evaluates the candidate against the qualifications set out in the Company’s Governance Principles, including:

•	character, judgment, personal and professional ethics, integrity, values, and familiarity with national and international issues affecting business;

•	depth of experience, skills, and knowledge complementary to the Board and the Company’s business; and

•	willingness to devote sufficient time to carry out the duties and responsibilities effectively.

The Committee makes a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee. The procedures for considering candidates recommended by a shareholder for Board membership are consistent with the procedures for candidates recommended by members of the Nominating and Corporate Governance Committee, other members of the Board or management.

Nominees to Our Board of Directors

Each of the following individuals presently serves on our Board, or (in the case of Frederick A. Henderson) will be appointed to the Board prior to the 2013 annual meeting, and has a term of office expiring at the 2013 annual meeting or until his or her successor is elected and qualified. The age shown below for each director nominee is as of May 10, 2013, which is the date of the annual meeting. Each director nominee has been nominated to serve until the 2014 annual meeting of shareholders and until his or her successor is elected and qualified, or until such nominee’s earlier death, resignation or removal. Set forth below is each director’s biography as well as the qualifications and experiences each director nominee brings to our Board, in addition to the general qualifications discussed above.

J.W. Marriott, Jr. (Chairman of the Board), age: 81. Mr. Marriott was elected Executive Chairman effective March 31, 2012, having relinquished his position as Chief Executive Officer. He served as Chief Executive Officer of the Company and its predecessors since 1972. He continues to serve as Chairman of the Board, a position he has held since 1985. He joined Marriott Corporation in 1956, became President in 1964, Chief Executive Officer in 1972 and Chairman of the Board in 1985. He serves on the board of trustees of The J. Willard & Alice S. Marriott Foundation, is a member of the Executive Committee of the World Travel & Tourism Council, and is a member of the National Business Council. He is the father of John W. Marriott III, the Vice Chairman of the Company’s Board of Directors. Mr. Marriott has been a director of the Company and its predecessors since 1964.

As a result of his service as CEO of the Company for 40 years, Mr. Marriott brings to the Board extensive leadership experience with, and knowledge of, the Company’s business and strategy as well as a historical perspective on the Company’s growth and operations. Mr. Marriott’s iconic status in the hospitality industry provides a unique advantage to the Company.

John W. Marriott III (Vice Chairman of the Board), age: 51. Mr. Marriott is Chief Executive Officer of JWM Family Enterprises, L.P., a private partnership which develops and owns hotels. He was appointed Vice Chairman of the Company’s Board of Directors in October 2005. Until December 30, 2005, Mr. Marriott was the Company’s Executive Vice President-Lodging and President of North American Lodging. Over the past 30 years, Mr. Marriott also served in a number of other positions with the Company and its predecessors, including Executive Vice President of Sales & Marketing, Brand Management, and Operations Planning and Support, Senior Vice President for Marriott’s Mid-Atlantic Region, Vice President of Development, Director of Finance, General Manager, Director of Food & Beverage, restaurant manager and cook. In April 2002, Mr. Marriott was named by the U.S. Department of Commerce and the Japanese government to co-chair a special task force to promote travel between the United States and Japan. In January 2004, he was named one of the most influential executives by Business Travel News. Mr. Marriott serves as Chairman of the Board of the National Zoo and is a director of the board of the Washington Airport Task Force. He is the son of J.W. Marriott, Jr. Mr. Marriott has been a director of the Company since 2002.

Mr. Marriott provides the Board with extensive executive and operations experience with the Company, international experience that provides insight into countries in which the Company operates, and significant knowledge of the Company’s industry given his ongoing role as a CEO in the lodging sector of the hospitality industry.

Mary K. Bush, age: 64. The Honorable Mary K. Bush has served as President of Bush International, LLC, an advisor to U.S. corporations and foreign governments on international capital markets, strategic business and economic matters, since 1991. She has held several Presidential appointments including the U.S. Government’s representative on the IMF Board and Director of Sallie Mae. She also was head of the Federal Home Loan Bank System during the aftermath of the Savings and Loan crisis and was advisor to the Deputy Secretary of the U.S. Treasury Department. Earlier in her career, she managed global banking and corporate finance relationships at New York money center banks including Citibank, Banker’s Trust, and Chase. In 2006, President Bush appointed her Chairman of the Congressionally chartered HELP Commission on reforming foreign aid. In 2007, she was appointed by the Secretary of the Treasury to the U.S. Treasury Advisory Committee on the Auditing Profession. She is a member of the board of directors of Discover Financial Services, ManTech International Corporation, and T. Rowe Price Group, Inc. Ms. Bush also was a director of Briggs & Stratton, Inc. from 2004 to April 2009, of United Airlines from 2006 to 2010 and of the Pioneer Family of Mutual Funds from 1997 to 2012. She serves on the Kennedy Center’s Community Advisory Board and on the U.S. Advisory Board of the Global Leadership Foundation. Ms. Bush has been a director of the Company since May 2008.

Ms. Bush brings to the Board extensive financial and governmental affairs experience, her knowledge of corporate governance and financial oversight gained from her membership on the boards of other public companies, knowledge of public policy matters and her significant experience providing strategic advisory services in the political and international arenas.

Lawrence W. Kellner, age: 54. Mr. Kellner is President of Emerald Creek Group LLC, a private equity firm. He served as Chairman and Chief Executive Officer of Continental Airlines, Inc., an international airline company, from December 2004 through December 2009. He served as President and Chief Operating Officer of Continental Airlines from March 2003 to December 2004, as President from May 2001 to March 2003 and was a member of Continental Airlines’ board of directors from May 2001 to December 2009. Mr. Kellner serves on the board of directors for The Boeing Company and The Chubb Corporation. He is active in numerous community and civic organizations and currently serves on a number of boards including the Greater Houston Partnership, the Rice University Board of Trustees, the National Executive Board of the Boy Scouts of America and the board of directors for The Methodist Hospital. Mr. Kellner has been a director of the Company since 2002.

Mr. Kellner brings to the Board and our Nominating and Corporate Governance Committee, of which he is Chairman, experience as CEO of one of the largest airline companies in the world with significant management, strategic and operational responsibilities in the travel and leisure industry. He also provides extensive knowledge in the fields of finance and accounting gained from his background as Chief Financial Officer at Continental and other companies.

Frederick A. “Fritz” Henderson, age: 54. Frederick A. “Fritz” Henderson has been Chairman and CEO of SunCoke Energy, Inc., the largest U.S. independent producer of metallurgical coke for the steel industry, since December 2010. Since July 2012, he also has been Chairman and CEO of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, L.P., a publicly traded master limited partnership, that manufactures metallurgical coke for the steel industry. He also served as a Senior Vice President of Sunoco, Inc., a petroleum refiner and chemicals manufacturer with interests in logistics, from September 2010 until the completion of SunCoke Energy, Inc’s initial public offering and separation from Sunoco in July 2011. Prior to that, Mr. Henderson served as President and CEO of General Motors Corporation (“GM”) from March 2009 until December 2009. He held a number of other senior management positions during his more than 25 years with GM, including President and Chief Operating Officer from March 2008 until March 2009, Vice Chairman and Chief Financial Officer, Chairman of GM Europe, President of GM Asia Pacific and President of GM Latin America, Africa and Middle East, and served as a consultant for GM from February 2010 to until September 2010 before joining Sunoco. Mr. Henderson also served as a consultant for AlixPartners LLC, a business consulting firm, from March 2010 until August 2010. Mr. Henderson serves on the board of directors of Compuware Corporation and is a Trustee of the Alfred P. Sloan Foundation. Mr. Henderson is a certified public accountant.

Mr. Henderson’s significant accounting skills, experience in leading the initial public offering of a subsidiary of a public company, and expertise in large organization management and emerging markets, will make him a valuable member of the Board. Mr. Henderson was recommended to the Nominating and Corporate Governance Committee as a potential director candidate by the Chairman of that committee, Lawrence W. Kellner. During his tenure as President and CEO of GM, that Company filed for reorganization under Chapter 11 of the US Bankruptcy Code. The Nominating and Corporate Governance Committee does not believe that this proceeding is material to an evaluation of Mr. Henderson’s ability to serve as a director.

Debra L. Lee, age: 58. Ms. Lee is Chairman and Chief Executive Officer of BET Networks, a media and entertainment subsidiary of Viacom, Inc. that owns and operates BET Networks and several other ventures. She joined BET in 1986 and served in a number of executive posts before ascending to her present position in January 2006, including President and Chief Executive Officer from June 2005, President and Chief Operating Officer from 1995 to May 2005, Executive Vice President and General Counsel, and Vice President and General Counsel. Prior to joining BET, Ms. Lee was an attorney with Washington, D.C.-based law firm Steptoe & Johnson. She serves on the boards of directors of WGL Holdings, Inc., and Revlon, Inc. She also was a director of Eastman Kodak Company from 1999 to May 2011. She also serves on the board of a number of professional and civic organizations including The Grammy Foundation Board, Vice-Chair of the Advisory Council and a trustee of the Alvin Ailey Dance Theater. She also is a Trustee Emeritus at Brown University. Ms. Lee has been a director of the Company since 2004.

Ms. Lee provides our Board and our Committee for Excellence, which she chairs, with proven leadership and business experience as the CEO of a major media and entertainment company, extensive management and corporate governance experience gained from that role as well as from her membership on the boards of other public companies, her legal experience, and insights gained from her extensive involvement in civic, community and charitable activities.

George Muñoz, age: 61. Mr. Muñoz has been a principal in the Washington, D.C.-based investment banking firm Muñoz Investment Banking Group, LLC since 2001. He has also been a partner in the Chicago-based law firm Tobin, Petkus & Muñoz LLC (now Tobin & Muñoz) since 2002. He served as President and Chief Executive Officer of Overseas Private Investment Corporation from 1997 to January 2001. Mr. Muñoz was Chief Financial Officer and Assistant Secretary of the U.S. Treasury Department from 1993 until 1997. Mr. Muñoz is a certified public accountant and an attorney. He is a director of Altria Group, Inc. and Anixter International, Inc. He also serves on the board of trustees of the National Geographic Society. He was also a director of Esmark, Inc. from December 2006 to August 2008. Mr. Muñoz has been a director of the Company since 2002.

Mr. Muñoz’s provides our Board and our Audit Committee, of which he is Chairman, with extensive knowledge in the fields of finance and accounting, his knowledge of investment banking, legal experience, corporate governance experience and audit oversight experience gained from his membership on the boards and audit committees of other public companies.

Harry J. Pearce, age: 70. Mr. Pearce served as Chairman of Nortel Networks Corporation, a telecommunications company, from 2005 to 2009 and has served as Chairman of MDU Resources Group, Inc., an electronic and natural gas utility distribution company, since 2006. Mr. Pearce was a director of GM from 1996 to 2001 and served as Chairman of Hughes Electronics Corporation, a subsidiary of GM, from May 2001 until the sale by GM of its interest in Hughes in December 2003. He had served on the Hughes Electronics Corporation board since 1992. Mr. Pearce was General Counsel of GM from 1987 to 1994 and is a fellow of the American College of Trial Lawyers and International Society of Barristers. Mr. Pearce served as Chairman of the board of directors of The National Defense University Foundation. He also serves on the board of trustees of Northwestern University and The United States Air Force Academy Endowment. Mr. Pearce has been a director of the Company or its predecessors since 1995.

Mr. Pearce brings to the Board operating, business and management experience as Chairman of two major public companies, extensive management and corporate governance experience gained from those roles and membership on the boards of those and other public companies, and legal experience.

Steven S Reinemund, age: 65. Mr. Reinemund has served as the Dean of Business and Professor of Leadership Strategy at Wake Forest University since July 2008. In 2007, Mr. Reinemund retired from PepsiCo, Inc. a multinational food and beverage company, where he served as Chairman and Chief Executive Officer from 2001 until 2006 and Chairman until May 2007. He joined PepsiCo in 1984 and held the positions of President and Chief Executive Officer Pizza Hut, Chairman and Chief Executive Officer Frito-Lay and President and Chief Operating Officer PepsiCo. He was a director of PepsiCo from 1996 until May 2007. He is a director of American Express Company, ExxonMobil Corp., and Wal-Mart Stores, Inc. Mr. Reinemund was formerly a director of Johnson & Johnson from 2003 to 2008. He is also a member of the board of directors of the Cooper Clinic Institute. Mr. Reinemund has been a director of the Company since 2007.

As a result of his background as Chairman and CEO of PepsiCo, a Fortune 500 company, Mr. Reinemund brings to the Board and our Compensation Policy Committee, of which he is Chairman, demonstrated leadership capability and extensive knowledge of complex financial and operational issues facing large branded companies, as well as extensive management and corporate governance experience gained from that role and from membership on the boards of other public companies.

W. Mitt Romney, age: 66. Governor Romney most recently was the Republican candidate for the office of President of the United States. He also was a candidate for the 2008 Republican presidential nomination. Before that, he served as the Governor of the Commonwealth of Massachusetts from 2003 through 2007. Prior to his time as Governor, he was President and Chief Executive Officer of the 2002 Winter Olympic Games in Salt Lake City. Gov. Romney started his career in business in 1978 as a Vice President of Bain & Company, Inc., a management consulting firm based in Boston, Massachusetts. In 1984, he left Bain & Company, Inc. to co-found a spin-off private equity investment company, Bain Capital, where he worked until 1998. Gov. Romney served as a director of the Company or its predecessors from 1993 through 2002 and again from January 2009 through January 2011. He rejoined the Board in December 2012. Gov. Romney was suggested to the Nominating and Corporate Governance Committee as a potential director candidate by the Chairman of the Board, J.W. Marriott, Jr.

Gov. Romney brings to our Board and our Finance Committee, his unique blend of management experience in both the corporate and government sectors, knowledge of public policy matters as a result of his service as the Governor of the Commonwealth of Massachusetts and financial services experience from his positions with Bain & Company and Bain Capital.

Lawrence M. Small, age: 71. Mr. Small is the former Secretary of the Smithsonian Institution (the world’s largest museum and research complex), a position he held from January 2000 to March 2007. Mr. Small previously had been President and Chief Operating Officer of Fannie Mae from 1991 to 2000. Before joining Fannie Mae, he served as Vice Chairman and Chairman of the executive committee of the boards of directors of Citicorp and Citibank, where he worked for 27 years. He currently also serves as a director on the boards of The Chubb Corporation and New York City’s Spanish Repertory Theatre Company. Mr. Small has been a director of the Company or its predecessors since 1995.

Mr. Small provides the Board with extensive management experience, which includes his former role as President and COO of a large financial services company, and his extensive management, finance and corporate governance experience gained from that role as well as from membership on the boards of other public companies.

Arne M. Sorenson, age: 54. Mr. Sorenson became President and Chief Executive Officer of the Company on March 31, 2012. Prior to that, he was President and Chief Operating Officer of the Company since May 2009. Mr. Sorenson joined Marriott in 1996 as Senior Vice President of Business Development and was appointed Executive Vice President and Chief Financial Officer in 1998 and assumed the additional title of President, Continental European Lodging, in January 2003. Prior to joining Marriott, he was a Partner in the law firm of Latham & Watkins in Washington, D.C. Mr. Sorenson serves on the board of directors of Wal-Mart Stores, Inc. He also serves on the board of regents of Luther College. Mr. Sorenson was appointed to the Board of Directors in February 2011.

Mr. Sorenson brings to the Board extensive management experience with the Company, his prominent status in the hospitality industry and a wealth of knowledge in dealing with financial and accounting matters as a result of his prior service as the Company’s Chief Financial Officer.

Sterling D. Colton, a former director of the Company’s predecessors, and William J. Shaw, a former director and Vice Chairman of the Company, both hold the title of director emeritus, but do not vote at or attend Board meetings and are not nominees for election.

The Board met five times in fiscal 2012. The Company encourages all directors to attend the annual meeting of shareholders. All 10 directors who were nominated for election at the Company’s 2012 annual meeting attended the meeting. During fiscal 2012, no director attended fewer than 75% of the total number of meetings of the Board and Committees on which such director served (held during the period that such director served).

Governance Principles

The Board has adopted Governance Principles that meet or exceed the NYSE Listing Standards. The portion of our Governance Principles addressing director independence appears below, and the full text of the Governance Principles can be found in the Investor Relations section of the Company’s website (www.marriott.com/investor) by clicking on “Corporate Governance” and then “Governance Documents.” A copy may also be obtained upon request from the Company’s Corporate Secretary. Our Governance Principles establish the limit on the number of board memberships for the Company’s directors at three, including Marriott, for directors who are chief executive officers of public companies, and five for other directors.

Director Independence

Our Governance Principles include the following standards for director independence:

5. Independence of Directors. At least two-thirds of the directors shall be independent, provided that having fewer independent directors due to the departure, addition or change in independent status of one or more directors is permissible temporarily, so long as the two-thirds requirement is again satisfied by the later of the next annual meeting of shareholders or nine months. To be considered “independent,” the board must determine that a director has no direct or indirect material relationship with Marriott. The board has established the guidelines set forth below to assist it in determining director independence. For the purpose of this section 5, references to “Marriott” include any of Marriott’s consolidated subsidiaries.

a. A director is not independent if (i) the director is, or has been within the preceding three years, employed by Marriott; (ii) the director is a current partner or employee of Marriott’s independent auditor, or was within the preceding three years a partner or employee of Marriott’s independent auditor and personally worked on the audit of Marriott within that time; (iii) an immediate family member of the director is, or has been within the preceding three years, employed by Marriott as an executive officer; (iv) an immediate family member of the director is a current partner of Marriott’s independent auditor, or is a current employee of Marriott’s independent auditor and personally works on the audit of Marriott; (v) an immediate family member of the director was within the preceding three years a partner or employee of Marriott’s independent auditor and personally worked on the audit of Marriott within that time; (vi) the director or an immediate family member is, or has been within the preceding three years, part of an interlocking directorate in which the director or an immediate family member is employed as an executive officer of another company for which a present executive officer of Marriott at the same time serves on the compensation committee of that other company; (vii) the director has received, or an immediate family member has received, during any 12-month period within the preceding three years, more than $120,000 in direct compensation from Marriott, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (viii) the director is a current employee, or an immediate family member is a current executive officer, of another company that does business with Marriott where the annual sales to, or purchases from, Marriott are in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of the consolidated gross annual revenues of that other company.

b. The following commercial or charitable relationships are not material relationships that would impair a Marriott director’s independence: (i) service as an executive officer of another company which is indebted to Marriott, or to which Marriott is indebted, where the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the other company; and (ii) service by a Marriott director or his or her immediate family member as an officer, director or trustee of a charitable organization, where Marriott’s discretionary charitable contributions to that organization are in an amount equal to or less than the greater of $1 million or two percent of that organization’s consolidated gross annual revenues. The board annually reviews all commercial and charitable relationships of directors, and publishes whether directors previously identified as independent continue to satisfy the foregoing tests.

c. For relationships not covered by the guidelines in paragraph (b) above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in paragraphs (a) and (b) above.

The Board undertook its annual review of director independence in February 2013. As provided in the Governance Principles, the purpose of these reviews is to determine whether any relationships or transactions are inconsistent with a determination that the director or nominee is independent. During these reviews, the Board recognized the current or recent employment of J.W. Marriott, Jr., John W. Marriott III, and Arne M. Sorenson and the family relationships of J.W. Marriott, Jr. and John W. Marriott III with other Company executives. The Board considered that Ms. Bush, Mr. Kellner, Ms. Lee, Mr. Muñoz, Mr. Pearce, Mr. Reinemund and Mr. Small each serve, or recently served, as directors or executive officers of companies that do business with Marriott and that in each case the payments to and from Marriott were significantly less than the two percent threshold in Marriott’s Governance Principles. The Board also considered that Gov. Romney’s presidential campaign purchased hotel room and services from the Company for amounts that were significantly less than the two percent threshold in Marriott’s Governance Principles. The Board further considered that Ms. Bush and Ms. Lee are affiliated with charitable organizations that received contributions from Marriott and/or the J. Willard and Alice S. Marriott Foundation and that the contribution amounts were significantly below the charitable contribution threshold set forth in Marriott’s Governance Principles. The Board also conducted an analysis of any potential impact on the independence of Gov. Romney of contributions to his presidential campaign by some executive officers of the Company and determined that the contribution amounts would not affect his ability to act as an independent director.

Based on the standards set forth in the Governance Principles and after reviewing the relationships described above, the Board affirmatively determined that Mary K. Bush, Frederick A. Henderson, Lawrence W. Kellner, Debra L. Lee, George Muñoz, Harry J. Pearce, W. Mitt Romney, Steven S Reinemund, and Lawrence M. Small are each independent of the Company and its management. J.W. Marriott, Jr., John W. Marriott III, and Arne M. Sorenson are considered not independent as a result of their employment with the Company and/or family relationships.

Committees of the Board

The Board has six standing committees: Audit, Compensation Policy, Finance, Nominating and Corporate Governance, Committee for Excellence, and Executive. The Board has adopted a written charter for each committee, and those charters are available on the Investor Relations section of our website (www.marriott.com/investor) by clicking on “Corporate Governance” and then “Governance Documents.” Copies of the committee charters also may be obtained upon request from the Company’s Corporate Secretary.

Audit Committee

Members:	George Muñoz (Chair), Mary K. Bush and Lawrence W. Kellner.

•

The members of the Committee are not employees of the Company. The Board of Directors has determined that the members of the Committee are independent as defined under our Governance Principles, the NYSE Listing Standards and applicable U.S. Securities and Exchange Commission (“SEC”) rules.

•	The Audit Committee met seven times in 2012.

•	There is unrestricted access between the Audit Committee and the independent auditor and internal auditors.

•	The Board of Directors has determined that all current members of the Audit Committee (George Muñoz, Mary K. Bush and Lawrence W. Kellner) are financial experts as defined in SEC rules.

Responsibilities include:

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Representing and assisting the Board in overseeing the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements.

•	Representing and assisting the Board in overseeing the Company’s internal control environment and compliance with legal and regulatory requirements.

•	Appointing, retaining, overseeing, and determining the compensation and services of the Company’s independent auditors.

•	Pre-approving the terms of all audit services, and any permissible non-audit services, to be provided by the Company’s independent auditors.

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Representing and assisting the Board in overseeing the independent auditor’s qualifications and independence, including considering whether any circumstance, including the performance of any permissible non-audit services, would impair the independence of the Company’s independent auditors.

•	Representing and assisting the Board in overseeing the performance of the Company’s internal audit function and independent auditors.

Compensation Policy Committee

Members:	Steven S Reinemund (Chair), Mary K. Bush, Harry J. Pearce and Lawrence M. Small.

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The members of the Committee are not employees of the Company. The Board has determined that the members of the Committee are independent as defined under our Governance Principles and the NYSE Listing Standards.

•	The Compensation Policy Committee met five times in 2012.

Responsibilities include:

•	Establishing the principles related to the compensation programs of the Company.

•	Designing and recommending to the Board policies and procedures relating to senior officers’ compensation and employee benefit plans.

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Setting the annual compensation for the Executive Chairman and Chairman of the Board and the President and Chief Executive Officer, including salary, bonus and incentive and equity compensation, subject to approval by the Board.

•	Approving executive officer and senior management salary adjustments, incentive compensation payments and stock awards.

•	Approving and recommending to the Board the annual compensation of non-employee directors.

Finance Committee

Members:	Lawrence M. Small (Chair), Lawrence W. Kellner (through February 8, 2013), John W. Marriott III, Harry J. Pearce, and W. Mitt Romney (as of February 8, 2013).

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The members of the Committee are not employees of the Company. The Board has determined that the members of the Committee other than John W. Marriott III are independent as defined under our Governance Principles and the NYSE Listing Standards.

•	The Finance Committee met four times in 2012.

Responsibilities include:

•	Making recommendations to the Board for approval of an annual consolidated budget and reviewing the Company’s performance against such budget.

•	Providing guidance to the Board and management on proposed mergers, acquisitions, divestitures and other significant transactions and investments that are required to be submitted for Board approval.

•	Providing guidance to the Board and management on the Company’s capital adequacy, credit rating, borrowing needs and proposed debt and equity programs.

•	Providing guidance to the Board and management on the Company’s shareholder distribution activities including dividend payments, share repurchases and similar activities.

•	Providing guidance to the Board and management on the Company’s corporate insurance coverage.

Nominating and Corporate Governance Committee

Members:	Lawrence W. Kellner (Chair), Debra L. Lee, and Steven S Reinemund.

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The members of the Committee are not employees of the Company. The Board has determined that the members of the Committee are independent as defined under our Governance Principles and the NYSE Listing Standards.

•	The Nominating and Corporate Governance Committee met twice in 2012.

Responsibilities include:

•	Making recommendations to the Board regarding corporate governance matters and updates to the Governance Principles.

•	Reviewing qualifications of candidates for Board membership.

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Advising the Board on a range of matters affecting the Board and its committees, including making recommendations with respect to qualifications of director candidates, selection of committee chairs, committee assignments and related matters affecting the functioning of the Board.

•	Reviewing the Company’s conflict of interest and related party transactions policies, and approving certain related party transactions as provided for in those policies.

•	Resolving conflict of interest questions involving directors and senior executive officers.

Committee for Excellence

Members:	Board members include Debra L. Lee (Chair), George Muñoz, Harry J. Pearce and Arne M. Sorenson. Company officer members include Anthony G. Capuano, Executive Vice President and Chief Development Officer, Stephanie C. Linnartz, Executive Vice President and Chief Marketing and Commercial Officer; Kathleen Matthews, Executive Vice President and Chief Communications and Public Affairs Officer; Robert J. McCarthy, Chief Operations Officer; Kenneth R. Rehmann, Chief Financial Officer, Asia Pacific, David A. Rodriguez, Executive Vice President and Chief Human Resources Officer; Tim Sheldon, Global Officer, Hospitality Design and Marketing Operations Services, and Susan Thronson, Senior Vice President, Marketing.

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The members of the Committee consist of at least three members of the Board. The Committee may also consist of officers and employees of the Company who are not directors. At least one member of the Committee must be independent as defined under our Corporate Governance Principles and the NYSE Listing Standards. The Committee’s charter provides that an independent director will always be the Chairman of the Committee.

•	The Committee for Excellence met twice in 2012.

Responsibilities include:

•	Identifying and encouraging efforts undertaken by the Company to promote and leverage the recruitment, retention, and advancement of women and minorities as employees of the Company.

•	Identifying and evaluating efforts undertaken by the Company to promote and leverage an increasingly diverse ownership, franchisee, customer, and vendor base of the Company.

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Enhancing the public’s recognition of the Company’s efforts and successes to promote diversity and value people of different backgrounds, experiences, and cultures to benefit Marriott’s strategic competitive advantage.

Executive Committee

Members:	J.W. Marriott, Jr. (Chair) and Lawrence W. Kellner.

•	The Executive Committee did not meet in 2012.

Responsibilities include:

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Exercising the powers of the Board when the Board is not in session, subject to specific restrictions as to powers retained by the full Board. Powers retained by the full Board include those relating to amendments to the certificate of incorporation and bylaws, mergers, consolidations, sales or exchanges involving substantially all of the Company’s assets, dissolution and, unless specifically delegated by the Board to the Executive Committee, those powers relating to declarations of dividends and issuances of stock.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party.

Meetings of Independent Directors

Company policy requires that the independent directors meet without management present at least twice a year. In 2012, the independent directors met three times without management present. The Chairman of the Nominating and Corporate Governance Committee, currently Mr. Kellner, presides at the meetings of the independent directors.

Risk Oversight

The Board of Directors is responsible for overseeing the Company’s processes for assessing and managing risk. The Board considers our risk profile when reviewing our annual business plan and incorporates risk assessment into its decisions impacting the Company. In performing its oversight responsibilities, the Board receives an annual risk assessment report from the Chief Financial Officer and discusses the most significant risks facing the Company.

The Board also has delegated certain risk oversight functions to the Audit Committee. In accordance with NYSE requirements and as set forth in its charter, the Audit Committee periodically reviews and discusses the Company’s business and financial risk management and risk assessment policies and procedures with senior management, the Company’s independent auditor and the Chief Audit Executive. The Audit Committee incorporates its risk oversight function into its regular reports to the Board.

In addition, the Compensation Policy Committee reviewed a risk assessment to determine whether the amount and components of compensation for the Company’s employees and the design of compensation programs might create incentives for excessive risk-taking by the Company’s employees. As explained in the CD&A below, the Compensation Policy Committee believes that our compensation programs encourage employees, including our executives, to remain focused on a balance of the short- and long-term operational and financial goals of the Company, and thereby reduces the potential for actions that involve an excessive level of risk.

Shareholder Communications with the Board

Shareholders and others interested in communicating with the Chair of the Nominating and Corporate Governance Committee, the Audit Committee, the non-employee directors, or any of the employee directors may do so by e-mail to business.ethics@marriott.com or in writing to the Business Ethics Department, Department 52/924.09,10400 Fernwood Road, Bethesda, Maryland 20817. All communications are forwarded to the appropriate directors for their review, except that the Board has instructed the Company not to forward solicitations, bulk mail or communications that do not address Company-related issues. The Company reports to the directors on the status of all outstanding concerns addressed to the non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee on a quarterly basis. The non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee may direct special procedures, including the retention of outside advisors or counsel, for any concern addressed to them.

Code of Ethics and Business Conduct Guide

The Company has long maintained and enforced a Code of Ethics that applies to all Marriott associates, including our Chairman of the Board, Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer and to each member of the Board. The Code of Ethics is encompassed in our Business Conduct Guide, which is available in the Investor Relations section of our website (www.marriott.com/investor) by clicking on “Corporate Governance” and then “Governance Documents.” Any future changes or amendments to our Code of Ethics, and any waiver of our Code of Ethics that applies to our Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or a member of our Board, will promptly be posted to our Investor Relations website. A copy of the Business Conduct Guide, which incorporates the Code of Ethics, may also be obtained upon request from the Company’s Corporate Secretary.

AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITOR FEES

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the reporting process, and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditors are engaged to audit and express opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements together with the results of management’s assessment of the internal controls over financial reporting with management and the Company’s independent auditor. The Audit Committee also discussed with the independent auditors those matters required to be discussed by the independent auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (“ PCAOB”). The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB, regarding the independent auditors’ communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and, on February 14, 2013, the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 28, 2012, which was filed with the SEC on February 20, 2013.

Members of the Audit Committee:

George Muñoz, Chair

Mary K. Bush

Lawrence W. Kellner

Pre-Approval of Independent Auditor Fees and Services Policy

The Audit Committee’s Pre-Approval of Independent Auditor Fees and Services Policy provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our principal independent auditor on an annual basis and additional services as needed. The policy also requires additional approval of any engagements that were previously approved but are anticipated to exceed pre-approved fee levels. The policy permits the Audit Committee Chair to pre-approve principal independent auditor services with estimated fees up to $100,000 (provided that the Audit Committee Chair report to the full Audit Committee at the next meeting on any pre-approval determinations).

Independent Registered Public Accounting Firm Fee Disclosure

The following table presents fees billed for professional services rendered by our independent registered public accounting firm for the audit of our annual financial statements for fiscal 2012 and fiscal 2011 and fees billed for audit-related services, tax services and all other services rendered by our independent registered public accounting firm for fiscal 2012 and fiscal 2011. The Audit Committee approved all of the fees presented in the table below.

	Independent Registered Public Accounting Firm Fees for Fiscal 2012	Independent Registered Public Accounting Firm Fees for Fiscal 2011
	Ernst & Young LLP	Ernst & Young LLP
Audit Fees:
Consolidated Audit(1)	$3,633,840	$6,315,800
International Statutory Audits(2)	2,027,800	2,077,910

	5,661,640	8,393,710

Audit-Related Fees(3)	653,380	886,100
Tax Fees(4)	874,265	765,568

Total Fees	$7,189,285	$10,045,378

(1)	Principally fees for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the auditors’ review of the Company’s quarterly financial statements, and services provided in connection with the Company’s regulatory filings. For fiscal 2011, these fees also include $2,820,000 related to the audit of the Company’s spun-off subsidiary Marriott Vacations Worldwide Corporation’s (“MVW”) historic financial statements.
(2)	Fees for statutory audits of our international subsidiaries.
(3)	Principally audits as required under our agreements with our hotel owners. In 2011 these fees also included $280,000 related to filings required for the MVW spin-off.
(4)	Principally tax compliance services related to our international entities.

EXECUTIVE AND DIRECTOR COMPENSATION

Report of the Compensation Policy Committee

The Compensation Policy Committee (the “Committee”), which is composed solely of independent members of the Board, assists the Board in fulfilling its responsibilities relating to executive compensation. The Committee is responsible for overseeing compensation programs that enable the Company to attract, retain and motivate executives capable of establishing and implementing business plans in the best interests of the shareholders. The Committee, on behalf of and in certain instances subject to the approval of the Board, reviews and approves compensation programs for certain senior officer positions. In this context, the Committee reviewed and discussed with management the Company’s CD&A required by Item 402(b) of SEC Regulation S-K. Following the reviews and discussions referred to above, the Committee recommended to the Board that the CD&A be included in the Company’s annual report on Form 10-K and this proxy statement.

Members of the Compensation Policy Committee:

Steven S Reinemund, Chair

Mary K. Bush

Harry J. Pearce

Lawrence M. Small

Compensation Discussion and Analysis

This section explains the Company’s executive compensation program for the following “Named Executive Officers” (“NEOs”) for 2012:

J.W. Marriott, Jr.	Executive Chairman and Chairman of the Board
Arne M. Sorenson	President and Chief Executive Officer
Robert J. McCarthy	Chief Operations Officer
Anthony G. Capuano	Executive Vice President and Chief Development Officer
Carl T. Berquist	Executive Vice President and Chief Financial Officer
David J. Grissen	President, The Americas

Executive Summary

Background

Marriott is consistently recognized as a global hospitality leader. In 2012, as the Company celebrated its 85th anniversary, the board elected Mr. Marriott executive chairman and chairman of the board, and named Mr. Sorenson president and chief executive officer, making him the third chief executive officer in the Company’s history. In addition, the board appointed Mr. McCarthy as chief operations officer. All three appointments were effective March 31, 2012.

Each of the NEOs is a longstanding member of our senior management team. For example, J.W. Marriott, Jr., has over 60 years of hospitality experience with the Company and has led the Company’s growth from a family restaurant business to a global lodging company with more than 3,800 properties in 74 countries. In addition, our other NEOs collectively have over 100 years of hospitality experience with the Company.

Our executive compensation program has remained substantially the same for many years and we believe that this consistency in driving performance through a combination of near-term financial and operational objectives and long-term focus on our stock price performance has proven to be an important factor in the Company’s long-term success in the highly cyclical hospitality industry. As explained further in the Philosophy section below, the Company continues to emphasize equity compensation as the most significant component of the NEOs’ total pay opportunity.

Company Performance in 2012

The Company exceeded its earnings, growth and RevPAR Index goals for fiscal year 2012 as described below. The Company also had strong Associate Engagement survey results for the year. Actual revenues for 2012 were $11.8 billion and diluted earnings per share totaled $1.72. The Company also completed the $210 million acquisition of the Gaylord brand and hotel management company and, with the Gaylord acquisition and other development activities, added 125 properties and over 27,000 rooms to its worldwide system.

Compensation Actions in 2012

As indicated above, the Company had a strong 2012 based on a number of important performance measures. Given these achievements, and promotions and new responsibilities as described above, the Committee made the following key compensation decisions for 2012:

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Promotions: The Committee increased Messrs. Sorenson and McCarthy’s base salaries and annual incentive opportunities effective March 31, 2012, and granted annual stock awards commensurate with their new responsibilities and external market data.

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Base Salary: The Committee determined NEO salary adjustments in February 2012. Messrs. Sorenson and McCarthy received base salary increases commensurate with their new responsibilities effective March 31, 2012. Mr. Capuano received a 7.1% annual salary increase based on a review of external market data. Messrs. Berquist and Grissen received increases of 3.2% and 3.7% respectively which were consistent with increases for all eligible management associates and with salary increases in the marketplace.

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Annual Incentive: Payments under the Company’s annual incentive program are based on actual performance measured against pre-established targets for (i) diluted earnings per share, and (ii) a combination of financial and operational performance measurers tailored for each executive’s area of responsibility. Achievement of these pre-established targets under the program for 2012 were as follows:

–	Diluted Earnings Per Share (“EPS”) Incentive Component: The Committee determined that the Company achieved an adjusted diluted EPS of $1.64, which resulted in a maximum achievement level for the EPS component and corresponding payments. In assessing performance under the annual incentive program, the Committee reduced diluted EPS determined under GAAP of $1.72 by the $0.08 per diluted share gain on the sale of a joint venture interest in a portfolio of hotels. The adjustment is described in the discussion of the Annual Incentive below.

–	Individual Performance Incentive Component: This component measures performance against a combination of pre-established individual financial and operational performance measures. The Committee approved varying payouts that generally were above target for 2012 based on: (i) each NEO’s achieving certain key individual objectives; (ii) room growth and associate engagement at maximum achievement level; (iii) guest satisfaction below target achievement level, and (iv) RevPAR Index above target achievement level.

On a combined basis, the annual incentive program resulted in an above target but less than maximum payout for each NEO for 2012. The Committee believes that by maintaining focus on a set of objectives that are largely consistent throughout the business cycle, the annual incentive program lays the foundation for the Company’s long-term operational and financial success. The following graph illustrates how the total amount of annual incentive paid to the NEOs has varied with changes in the Company’s annual diluted EPS results over the past ten years.

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Equity Compensation: Consistent with general market practices and the Company’s philosophy that the primary component of NEO compensation should be in the form of long-term equity awards, the Committee awarded the majority of each NEO’s total pay opportunity in the form of stock awards. Annual stock awards for 2012 generally represented a mix of stock-settled stock appreciation rights (“SARs”) and restricted stock units (“RSUs”), with a four-year pro rata vesting schedule. The grant date fair values of these awards were set at approximately the 50th percentile of the peer group, except that Mr. Sorenson’s awards were below the 50th percentile in recognition of 2012 being his first year in the role of President and Chief Executive Officer and to reflect that he served in that role for only three-fourths of the year.

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Other Compensation: The Company offers limited perquisites and personal benefits that make up a very small portion of each NEO’s total compensation. In 2012, the Company eliminated company-paid financial planning and the annual company-paid physical examination.

•

Mr. Marriott: In light of the change in Mr. Marriott’s responsibilities, the Committee determined that he should be compensated primarily through his annual salary, and that his 2012 compensation would not include annual cash incentives or equity awards. Because of this special arrangement, references to the NEOs’ compensation programs in the remainder of this CD&A do not pertain to Mr. Marriott unless specifically stated otherwise.

Pay Mix

The Company emphasizes at-risk incentive pay and particularly equity compensation. The mix of each NEO’s total pay opportunity for 2012 is shown below.

Compensation Components for 2012

Corporate Governance and Best Practices

Consistent with the Company’s commitment to executive compensation best practices, the Company continued the following NEO compensation practices for 2012:

–	The Company does not have employment contracts.

–	The Company does not offer a defined benefit pension plan.

–	The Company does not offer a supplemental executive retirement plan.

–	The Company does not provide tax gross-ups.

–	The Company does not have a severance plan for executives.

–	The Company does not provide “single trigger” change in control benefits.

–	The NEOs are subject to stock ownership guidelines.

–	The NEOs are subject to clawback requirements.

–	All associates and directors are prohibited from engaging in hedging or derivative transactions related to Marriott stock or securities.

–	The NEOs are prohibited from holding Company stock in margin accounts or pledging such stock as collateral for loans.

–	The Committee retains an independent compensation consultant.

Philosophy

The Company believes that strong and consistent leadership is the key to long-term success in the hospitality industry. Marriott has a long history of delivering results for shareholders by relying on talented, hard-working employees (“associates”) who uphold the Company’s ideals and unique culture. Therefore, in designing and implementing its executive compensation program, the Company emphasizes the following three principles.

•	NEOs should be paid in a manner that contributes to long-term shareholder value. Therefore, equity compensation should be the most significant component of total pay opportunity for the NEOs.

•

Compensation should be designed to motivate the NEOs to perform their duties in ways that will help the Company achieve its short- and long-term objectives. This is achieved by offering an appropriate mix of cash and non-cash elements of pay.

•	The NEO compensation program must be competitive so that the Company can attract key talent from within and outside of our industry and retain key talent at costs consistent with market practice.

In setting NEO pay, the Committee recognizes that the Company’s annual financial results can fluctuate dramatically given the cyclical nature of the hospitality business and its sensitivity to the global economy. Therefore, the Committee emphasizes a long-term perspective when determining the appropriate total pay level and mix of pay. Consistent with this long-term perspective, the Committee retains the discretion to make adjustments to NEO pay.

The Company reinforces this long-term philosophy through its stock ownership guidelines which prescribe that each executive own Company stock with total value equal to a multiple of between one to four times (depending upon the executive’s position) his or her individual salary grade midpoint within five years of becoming subject to the guidelines. As of December 28, 2012, each NEO met these guidelines. Furthermore, consistent with the purposes of the stock ownership guidelines, the Company prohibits all associates and directors from engaging in short sale transactions or entering into any other hedging or derivative transaction related to Marriott stock or securities. Further, as indicated in the discussion of Grants of Plan-Based Awards for Fiscal 2012 below, RSUs do not provide for accelerated distribution of shares upon retirement. As a result, executives have a continuing stake in the Company’s performance beyond the end of their employment, thereby strengthening their interest in the Company’s long-term success.

Alignment Between Executive Pay and Company Performance

The Committee believes that there should be a strong correlation between executive pay and Company performance. As indicated above, the Company’s executive compensation program includes many features designed to maintain this alignment, while also protecting the Company against inappropriate risk-taking and conflicts among the interests of the Company, its stockholders and its executives. The following chart graphically shows the historical alignment between Company performance and average annual Realizable Pay of the CEO over 3-year rolling periods. The Company believes that this analysis helps to demonstrate that, in addition to aligning pay for performance with respect to the compensation opportunity that is awarded each year, the Company’s executive compensation program also has been effective in creating close long-term alignment between performance and the value of compensation that may actually be realized by the NEOs.

Realizable Pay is the sum of salary paid, annual incentive earned and balances of stock awards granted over each 3-year period. Stock award balances are valued at the end of the 3-year period and include the “in-the-money” value of options, SARs and RSUs granted during the 3-year period. The 3-year total shareholder return (“TSR”) rolling percentage is determined using 60-day average opening and closing prices.

2012 “Say-on-Pay” Advisory Vote on Executive Compensation

The Company provided shareholders a “say-on-pay” advisory vote on its executive compensation in 2012 in accordance with Section 14A of the Exchange Act. At the Company’s 2012 Annual Meeting, shareholders expressed substantial support for the compensation of our NEOs with approximately 87% of the votes cast for approval of the “say-on-pay” advisory vote. The Committee carefully evaluated the results of the 2012 advisory vote as well as feedback and comments received in connection with the Company’s outreach efforts with shareholders as a result of the annual “say-on-pay” advisory vote. The Committee, with input and guidance from its independent compensation consultant, Pearl Meyer & Partners (the “Compensation Consultant”), engaged in a comprehensive review of the elements and mix of annual and long-term executive officer compensation, the peer group selection and evaluation process, and the long-term effectiveness of the Company’s compensation programs. The Committee also sought comments from some of its largest institutional shareholders. Based on the foregoing, the Committee determined to maintain the basic structure of the executive compensation program, but determined to refine and clarify its peer group methodology, to discontinue certain perquisites and to make other refinements in the operation of the Company’s executive compensation program and policies, as discussed in this CD&A. In implementing the Company’s executive compensation program, the Committee considers many factors, including the cyclical nature of the hospitality business, the advice of the Compensation Consultant, internal pay equity among executives, and positioning of the Company’s total pay opportunity at a level that is competitive in light of external data.

2012 Compensation

In designing and determining 2012 NEO pay, the Committee considered recommendations of the Company’s EVP, Chief Human Resources Officer, as well as the advice and recommendations of the Compensation Consultant (see the discussion of the Independent Compensation Consultant below). The Committee also sought input from Mr. Marriott regarding internal pay equity among the NEOs and his general knowledge of industry practice and trends. The Committee obtained input and approval from the full Board with regard to the compensation package for Messrs. Marriott and Sorenson (Messrs. Marriott, Sorenson and John Marriott III abstained from Board votes on these compensation decisions).

In its determinations, the Committee does not set rigid, categorical guidelines or formulae to determine the mix or levels of compensation for the NEOs. Rather, it relies upon its collective judgment as applied to the challenges confronting the Company as well as subjective factors such as leadership ability, individual performance, retention needs and future potential as part of the Company’s management development and succession planning process.

Total Pay

As one consideration for setting NEO total pay opportunity, the Committee focuses its review of total pay for executives at the 50th percentile of a broad-based and select group of companies described in the discussion of Market Data below. This review of total compensation is designed to align the range of compensation opportunities with our long-term performance expectations and to attract and retain key executive talent. However, the Committee does not use this as a rigid standard, but carefully reviews Company and individual performance, competitive recruiting and retention pressures, internal equity and succession plans. For example, although performance comparisons are difficult given the difference in size, customer distribution, global geographic exposure and price tier distribution, the Committee considers historical, annual, and forecasted business results relative to other individual lodging companies to provide additional context for evaluating annual compensation actions. In addition, in reviewing relevant market data, the Committee may utilize discretion in determining the relevance of each survey. The Committee also reviews historical financial, business and total shareholder return results prior to determining final pay amounts. For 2012, because the surveys do not reflect a comparable position for Mr. Capuano, our Executive Vice President, Global Development, the Committee considered multiple factors, including a review of publicly disclosed compensation data for development and real estate executives at other hotel companies, internal pay equity and Mr. Capuano’s historical contributions to the Company and his experience in the Marriott development organization.

Base Salary

The Committee reviews individual base salaries for the NEOs each February for the current fiscal year. As a part of this review, the Committee considers whether base salary levels are commensurate with the executives’ responsibilities and the external market. For 2012, the Human Resources Department presented market data on base salary levels to the Committee for each new position and recommended base salary increases for Messrs. Marriott, Sorenson and McCarthy as a result of their significant promotions or new responsibilities. The Committee approved and adjusted individual base salaries for these executives effective March 31, 2012. As noted above, Mr. Marriott’s salary increase reflects the Committee’s determination that he would not participate in the annual incentive program or receive equity grants for 2012, and thus that his total pay opportunity would decrease significantly. For Mr. Capuano, management recommended a 7.1% salary increase based on a review of market data. The increases for Messrs. Berquist and Grissen, as shown in the table below, were consistent with the increases for all eligible management associates and with salary increases in the marketplace. The Compensation Consultant reviewed and supported the recommendation which was approved by the Committee and, with respect to Messrs. Marriott and Sorenson, by the Board.

	2012 Base Salary ($)	2011 Base Salary ($)	2011 to 2012 Increase (%)
J.W. Marriott, Jr (effective March 31, 2012).	$3,000,000	$1,304,876	129.9%
Arne M. Sorenson (effective March 31, 2012)	$1,200,000	$1,007,831	19.1
Robert J. McCarthy (effective March 31, 2012)	$825,000	$742,613	11.1
Anthony G. Capuano	$625,000	$583,481	7.1
Carl T. Berquist	$700,000	$678,038	3.2
David J. Grissen	$550,000	$530,438	3.7

Annual Incentives

To promote growth and profitability, the Company’s annual cash incentive program consists of two components under which payments are based on actual performance measured against pre-established financial or operational targets: the Marriott International, Inc. Executive Officer Incentive Plan (“Incentive Plan”), which focuses on a diluted EPS objective, and the Marriott International, Inc. Executive Officer Individual Performance Plan (“Individual Plan”), which focuses on other financial, operational and human capital objectives for the year. This program is designed to provide executives with appropriate compensation incentives to achieve identified annual corporate and individual performance objectives that are designed to contribute to the long-term financial and operational success of the Company.

At its February 2012 meeting, the Committee approved specific performance objectives and targets under each incentive plan component for 2012. In February 2013, after the release of the 2012 fiscal year audited financial results, the Committee reviewed each NEO’s performance against the pre-established performance objectives to determine the actual cash incentive payments, as discussed below. All of the Committee’s decisions regarding annual cash incentives for Mr. Sorenson were subject to and received Board approval.

As reflected in the following table, target awards under the annual cash incentive program range from 125% of salary for Mr. Sorenson (for the period after his promotion) to 60% for Mr. Grissen. The Committee determined the differences in the target award percentages between NEOs primarily by considering internal factors, including pay equity with other executives, differences in responsibilities, significant promotions and future potential. The Committee also reviewed market data for each position to confirm that the incentive amounts payable upon achievement of target performance levels would result in total cash compensation (base salary plus annual incentive) that would be at or near the 50th percentile.

Name	Target Award as a % of Salary
J.W. Marriott, Jr.	n/a
Arne M. Sorenson
(Dec 31 – Mar. 31)	90
(Apr.1 – Dec. 28)	125
Robert J. McCarthy
(Dec 31 – Mar. 31)	75
(Apr.1 – Dec. 28)	90
Anthony G. Capuano	75
Carl T. Berquist	75
David J. Grissen	60

The Incentive Plan rewards executives for the Company’s achievement of pre-established Company financial goals. The Incentive Plan payout represents 60% of the total annual incentive opportunity under the annual incentive program for all NEOs other than Mr. Capuano and Mr. Grissen, for whom it represents 10% and 40% respectively. For Mr. Capuano, the largest relative component of his annual incentive opportunity is room growth and, for Mr. Grissen, the largest relative component of his annual incentive opportunity is Americas operating profit, consistent with their primary areas of responsibility. The Individual Plan emphasizes individual executive performance based on pre-established objectives as well as goals based on business/operating unit financial and operational performance such as revenue growth relating to newly developed rooms, RevPAR Index, associate engagement and guest satisfaction. The table below displays the respective weightings of the relevant performance measures and the aggregate actual payments for 2012 under the annual incentive program.

Name		Incentive Plan		Individual Plan with EBITDA Performance Threshold
		Operating Profit - Americas	Earnings Per Share	Individual Achievement	Room Growth (1)	RevPAR Index (1)	Associate Engagement (1)	Guest Satisfaction (1)	Total
J.W. Marriott, Jr.	Weight of Total Award (%)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Actual Payout as % of Salary	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Arne M. Sorenson	Weight of Total Award (%)	n/a	60.0	10.0	10.0	10.0	5.0	5.0	100
	Actual Payout as % of Salary	n/a	106.78	16.8	17.8	14.4	8.9	4.39	169.07
Robert J. McCarthy	Weight of Total Award (%)	n/a	60.0	10.0	10.0	10.0	5.0	5.0	100
	Actual Payout as % of Salary	n/a	78.23	12.04	13.04	10.58	6.52	3.24	123.65
Anthony G. Capuano	Weight of Total Award (%)	n/a	10.0	5.0	75.0	5.0	5.0	n/a	100
	Actual Payout as % of Salary	n/a	15.0	7.50	112.50	5.4	7.5	n/a	147.9
Carl T. Berquist	Weight of Total Award (%)	n/a	60.0	10.0	10.0	10.0	5.0	5.0	100
	Actual Payout as % of Salary	n/a	69.0	10.5	11.5	9.26	5.75	2.81	108.82
David J. Grissen	Weight of Total Award (%)	40.0	n/a	10.0	15.0	15.0	5.0	15.0	100
	Actual Payout as % of Salary	34.15	n/a	8.0	48.5	9.27	4.5	7.58	112.0

(1)

Each of the components under the Individual Plan is measured against Company-wide results except that Mr. Grissen’s components are measured against The Americas division, his primary area of responsibility.

We report the potential awards under the Incentive Plan and Individual Plan for 2012 in dollars in the Grants of Plan-Based Awards for Fiscal 2012 table, and the actual award amounts earned under the Incentive Plan and Individual Plan for 2012 in dollars in the Summary Compensation Table following the CD&A.

Incentive Plan

In 2012, the Incentive Plan awards for NEOs focused entirely on diluted EPS performance, except that Mr. Grissen’s objective focused on operating profit from the Americas division, his primary area of responsibility. The Company places a heavy emphasis on diluted EPS as a performance measure because diluted EPS is an important indicator of Company profitability and aligns the interests of management with those of shareholders. For the purpose of the Incentive Plan, the Company uses diluted EPS as reported under U.S. GAAP, as may be modified during the target-setting process for items that are not expected to have a direct impact on the business going forward, although no such adjustments were made for 2012 diluted EPS targets.

For 2012, the Company established the diluted EPS target primarily through an extensive annual budgeting process whereby each hotel and individual corporate unit developed and submitted a budget. The Company then developed a consolidated Company budget considering external market factors such as global and domestic economic forecasts and lodging industry outlook, as well as internal factors such as current revenue from group bookings, expected unit growth for the year, and expected capital needs. The Board reviewed and approved the budget in February 2012. Considering these factors, the Committee set the diluted EPS target for 2012 at a level that the Committee believed was achievable but not certain to be met, which was $1.53. This target was higher than the Company’s reported GAAP diluted EPS for 2011 of $0.55 and the Company’s 2011 adjusted diluted EPS of $1.36, which reflected adjustments for costs and charges recorded when preparing the Company’s timeshare business for the spin-off (see page 31 of the proxy statement filed with the SEC on March 30, 2012, for a reconciliation of adjusted EPS for 2011). Mr. Grissen’s 2012 Americas operating profit target was $972 million.

For 2012, each NEO, other than Mr. Grissen, was eligible to receive an annual cash incentive based on the Company’s achieved level of diluted EPS performance, as follows:

Diluted EPS Achievement vs. Target	Incentive Award	Payout as % of Target
Below 87%	No Payment	0%
87%	Threshold Payment	25%
100%	Target Payment	100%
107% and Above	Maximum Payment	150 to 200%

If the achievement falls between two of the stated performance achievement levels, the Incentive payment is interpolated between the corresponding incentive levels. The specific performance level percentages were set by the Committee in consultation with the Compensation Consultant based on external market data as well as the Committee’s subjective judgment.

For 2012, the Company’s diluted EPS as reported under GAAP was $1.72. However, in determining the Incentive Plan payouts, the Committee reduced this result by $0.08 per diluted share to exclude the gain recorded on the sale of a joint venture interest in a portfolio of hotels. The Committee approved this reduction because the gain was not taken into account at the time of the 2012 budget-setting process and determined that it would be inappropriate to measure the NEOs’ achievement with respect to diluted EPS on the basis of diluted EPS results that benefitted from an item that does not reflect the Company’s ongoing operations. The Company’s adjusted diluted EPS was $1.64, as shown below, which resulted in a maximum achievement level. Consequently for 2012, each of the NEOs received a maximum payout under the Incentive Plan. The following table reconciles the Company’s 2012 diluted EPS as reported under GAAP to diluted EPS as adjusted.

	As Reported	Impact of Gain (net of tax) on the Sale of Joint Venture Interest in a Portfolio of Hotels	As Adjusted
Net income (in millions)	$571	$25	$546
Diluted shares (in millions)	332.9	332.9	332.9
Earnings per share–diluted	$1.72	$0.08	$1.64

For Mr. Grissen, the Americas operating profit was $1,009 million, which exceeded the target but was below the maximum achievement level. Consequently for 2012, Mr. Grissen received an above target but below maximum payout under the Incentive Plan for 2012.

Individual Plan

As noted above, the Individual Plan emphasizes individual executive performance as well as measures of business/operating unit financial and operational performance such as new room signings, RevPAR Index, associate engagement and guest satisfaction. In addition, the Individual Plan conditions payment on achieving earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $879 million for 2012, a threshold established to ensure all incentive payments are supported by a meaningful level of cash flow even if individual performance objectives are met. Actual 2012 EBITDA of $1,146 million (or $1,105 million when adjusted for the $41 million gain ($25 million net of tax) recorded on the sale of a joint venture interest in a portfolio of hotels as discussed above), exceeded the threshold. (See the section of the Company’s Annual Report on Form 10-K for fiscal year 2012 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a reconciliation of 2012 EBITDA.)

The Committee evaluates Individual Plan performance factors that, like the diluted EPS and Americas operating profit targets, are intended to establish high standards consistent with the Company’s quality goals, which are achievable but not certain to be met. The Company believes that these factors are critical to achieving success within the hospitality and service industry. The Individual Plan payout represents 40% (and for reasons described above, 90% for Mr. Capuano and 60% for Mr. Grissen) of the executives’ total annual incentive opportunity, and the weighting of each performance factor varies slightly among the NEOs by position due to differences in responsibility. The threshold award for each component, other than Room Growth as discussed below, is equal to 25% of the target award. The maximum award for each component is between 150% and 200% of the target award. The Committee establishes the goals and weighting at the beginning of the year. After the end of the year, the Committee assesses each individual’s achievement of Individual Plan components and determines whether it is appropriate to pay out at or in between the threshold, target or maximum award levels or not to pay out at all under the Individual Plan.

The performance components for each NEO under the Individual Plan for 2012 were:

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Individual Achievement: Each year the Company sets specific management objectives for the NEOs. Each NEO has a different set of objectives that is aligned to his unique responsibilities and role within the Company. The objectives are developed by the Chief Executive Officer and members of his executive team, and reviewed, modified as necessary and approved by the Committee (or the Board in the case of Mr. Sorenson’s management objectives). The management objectives generally are difficult to accomplish and relate to key duties of the positions. Examples of the types of management objectives are:

–	Develop the second phase of the global restructuring with a focus on global-local resource placement;

–	Execute agreements in support of continued growth;

–	Execute a CEO transition plan to ensure management continuity and business performance; and

–	Optimize the benefits of the Company’s major infrastructure initiatives.

The Committee applies a rigorous and largely subjective assessment of each NEO’s qualitative performance relative to the management objectives. The management objectives are not assigned specific weightings and may be modified by the Committee if a change in business circumstances warrants. The actual payments relating to management objectives are determined by the Committee based on its subjective assessment of each NEO’s job performance for the year. Maximum or above target payouts typically occur if the Committee views the NEO’s overall performance to have been superior after its review of the achievement levels for each of the objectives. For each of the five years preceding 2012, the NEOs received award levels varying from zero (in 2009 when the Committee and Board decided not to pay the portion of annual incentives relating to individual performance, notwithstanding strong individual performance) to a maximum payout for the individual achievement portion of the Individual Plan. For 2012, each NEO achieved key individual objectives, including operational objectives such as the initiatives identified above.

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Room Growth: Assessment of room growth was based on the number of rooms signed (and expected to open in the future) and a net present value estimate/calculation utilized by our management and Board in evaluating the potential performance of completed development projects. For 2012, the Company established the room growth target primarily through an extensive annual budgeting process whereby a budget was developed and submitted for each geographic region that was identified for potential growth. The Company’s Lodging Development Department consolidated the individual budgets and considered external market factors such as global and domestic economic forecasts and lodging industry outlook, as well as internal factors such as existing development resources. For each NEO except Mr. Grissen, the room growth target for 2012, as reviewed and approved by the Board in February 2012, was 38,500 rooms approved for development and $483 million net present value, higher than the room growth target for 2011. For Mr. Grissen, the room growth target for the Americas division was 20,230 rooms approved for development and $242 million net present value.

For each NEO except Mr. Capuano and Mr. Grissen, achievement of at least 118% of the room growth target results in a maximum component payout; achievement of the target results in a threshold/target component payout (the target is also the threshold level); and achievement of less than the target results in no component payout. For Mr. Capuano, achievement of at least 176% of the target results in a maximum component payout; achievement of the target results in a target component payout; and achievement of 59% of the target results in a threshold component payout. For Mr. Grissen, achievement of at least 200% of the target results in a maximum component payout; achievement of the target results in a threshold/target component payout. The Committee established wider performance and payout ranges for Mr. Capuano and Mr. Grissen to more accurately measure and incentivize them for achieving growth goals. For 2012, the Company exceeded the maximum target for the number and net present value of rooms approved for development for all of the NEOs.

•

Associate Engagement: Assessment of associate engagement is measured by the results of the Company’s annual associate engagement survey (conducted by a third party) as compared against external benchmark results provided by the third party company. Specifically, a maximum component payout is provided for results that exceed the “Best Employer” benchmark; a threshold payout occurs for results that meet or exceed the “Professional Services” benchmark (a payout is interpolated for results between the two benchmarks); and no payout occurs for achievement of less than the “Professional Services” benchmark. For 2012, the Company and the Americas division exceeded the “Best Employer” benchmark, which demonstrated considerable leadership and commitment in a challenging economic environment. Consequently for 2012, each of the NEOs received a maximum payout for this incentive component.

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Guest Satisfaction: Assessment of Guest Satisfaction is based on Company-wide satisfaction survey results for the year, or the Americas division for Mr. Grissen, compared with pre-established goals, which are based on a compilation of survey results from numerous satisfaction surveys across the company’s brands. For 2012, achievement of 101% of the target results in a maximum component payout: achievement of 100% of the target results in a target component payout; achievement of 98% of the target (97% for Mr. Grissen based on results of the Americas division) results in a threshold component payout (a payout is interpolated for results between threshold and maximum); and achievement of less than 98% (or 97% for Mr. Grissen) of the target results in no payout under this component. The narrow ranges reflect the compressed scale under this measure where a slight difference in results indicates a significant variance in performance. The annual goals are difficult to accomplish and not certain to be met. For 2012, each of the NEOs achieved guest satisfaction scores that correspond with an above threshold but below target payout.

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RevPAR Index: The Company retains a third party to collect and compile the data used to calculate a worldwide RevPAR Index, or Americas RevPAR Index for Mr. Grissen. RevPAR Index is calculated for each hotel by comparing the hotel’s RevPAR to the aggregate RevPAR of a group of comparable hotels generally in the same market and lodging segment, stated as a percentage; worldwide (or Americas) RevPAR Index is a weighted average of the individual property results. In order for any payout to occur for the RevPAR Index portion, the Company’s worldwide (or Americas) RevPAR Index score must exceed 100.0, which indicates the Company has a premium RevPAR relative to its competitors. Once this baseline requirement is met, achievement of 1% increase over prior year RevPAR Index results in a maximum component payout; achievement of 0% increase over prior year results in a target component payout; achievement of 0.3% compared with prior year results in a threshold component payout; and payouts are interpolated between these performance achievement levels. The narrow ranges reflect the compressed scale under this measure where a slight difference in results indicates a significant variance in performance. For 2012, the Company achieved an overall RevPAR Index score above 100.0 and a year-over-year increase of 0.44% resulting in an above target but below maximum payout for this component. For the Americas, the Company achieved a RevPAR Index score above 100.0 and a year-over-year increase of 0.06% resulting in an above target but below maximum payout for this component.

Stock Awards

Annual Stock Awards

The Company grants equity compensation awards to the NEOs under the Marriott International, Inc. Stock and Cash Incentive Plan (the “Stock Plan”) on an annual basis. With four-year vesting conditions and the opportunity for long-term capital appreciation, the annual stock awards help link NEO pay to long-term Company performance, align the interests of NEOs with those of shareholders and help the Company achieve its objectives of attracting and retaining key executive talent.

The NEOs’ stock awards for 2012 were granted on February 21, 2012, in an equal mix (based on grant date fair value) of RSUs and SARs, with the exception of Mr. Capuano and Mr. Grissen as discussed below. The Committee believes that awarding an equal mix of RSUs and SARs achieves a balance between the significant upside potential of SARs, which have an exercise price equal to the Company’s stock price at grant and are strongly aligned with stock price changes, and RSUs which increase or decrease in value in substantially the same manner as does Company stock held by shareholders and thereby encourage NEOs to focus on sustained stock price performance. Mr. Grissen received a combination of RSUs and SARs through his supplemental award as discussed below.

The chart below shows how granting a mix of SARs and RSUs creates future alignment between executive pay and shareholder value and how this value compares to the grant date fair value of the awards as reported in the Summary Compensation Table. The chart assumes that an equal mix (based on grant date fair value) of SARs and RSUs is granted at a $35 stock price with an approximate grant date value of $2 million (81,169 SARs and 28,571 RSUs.) As shown in the chart, the Company’s stock price would have to increase by approximately 26% (from $35 to $44.11) in order for the awards to have a realizable value for the executive equal to their grant date fair value as reported in the Summary Compensation Table.

For each NEO, except Mr. Capuano, the Committee set the annual stock award values for 2012 by reference to the 50th percentile of the external market data, subject to discretionary adjustments as explained earlier in the discussion of “Total Pay,” as follows:

	50th Percentile Market Data	2012 Stock Award Values
Arne M. Sorenson	$6,269,300	$5,500,000
Robert J. McCarthy	$2,537,100	$2,500,000
Carl T. Berquist	$1,811,800	$1,750,000
David J. Grissen	$1,560,700	$1,500,000

Mr. Sorenson’s annual stock award for 2012 was set at below the 50th percentile in recognition of 2012 being his first year in the role of President and Chief Executive Officer and to reflect that he served in that role for only three-fourths of the year. Mr. Capuano’s annual stock award for 2012 consisted of two parts. On February 21, 2012, he received a grant of RSUs and SARs in the same form and manner as the other NEOs, having an aggregate grant date value of $1,600,000. Because limited market data was available for Mr. Capuano’s position, the value of this award was determined based on the Committee’s consideration of internal pay equity and individual responsibility, in addition to the compensation of other lodging company development executives. In addition, on the same day, Mr. Capuano received a separate grant of RSUs which remain unvested until the third anniversary of the grant date, at which time they vest in full assuming Mr. Capuano remains continuously employed during that period (other than in the case of death, disability or approved retirement which result in immediate vesting.) The amount of this award was intended to be approximately the same as the annual cash incentive that Mr. Capuano earned for fiscal year 2011. The Committee established the separate RSU award based on the most recent annual cash incentive in order to further the objective of compensating Mr. Capuano primarily in recognition of his development activities. In addition, by imposing three-year, time-based cliff vesting, this grant offers additional retention value and further links Mr. Capuano’s pay with the long-term interests of shareholders. As described in the discussion of Total Pay above, the Committee determined, in consultation with the Compensation Consultant, that Mr. Capuano’s total equity compensation (including SARs, RSUs and the separate RSU award), as well as his total pay, are commensurate with the equity pay and total pay, respectively, of other development executives. The actual award values for 2012 are also reported in the Grants of Plan Based Awards for Fiscal 2012 Table below in the section entitled “Executive Compensation Tables and Discussion”.

Beginning with RSUs granted in 2012, vesting is further conditioned upon achieving a threshold of $879 million of EBITDA during any fiscal year occurring while the grants are outstanding. Actual 2012 EBITDA of $1,146 million (or $1,105 million when adjusted for the $41 million gain ($25 million net of tax) recorded on the sale of a joint venture interest in a portfolio of hotels as discussed above) exceeded the threshold. This additional condition was introduced for tax purposes. See Tax Considerations below.

Supplemental Stock Awards

Supplemental stock awards (typically RSUs or SARs) tend to be infrequent. Supplemental awards may be presented for consideration at quarterly Board meetings in recognition of special performance, promotions, assumption of additional responsibilities, to retain key talent or as a sign-on employment inducement. For 2012, Mr. Grissen received a SAR award with a grant date value of $450,000 with 100%

vesting on the third anniversary of the grant date. The purpose of the award was for retention, to recognize

Mr. Grissen’s future potential within the Company and to provide an enhanced incentive to increase future stock price performance. None of the other NEOs received a supplemental stock award in 2012.

Potential Shareholder Dilution

When the Committee establishes stock award values each year, it reviews the potential impact of such awards on share utilization and potential shareholder dilution. The Committee believes that while stock awards are critical to aligning executives’ interests with those of shareholders, particularly for NEOs, it is also important to manage the potential shareholder dilution that results from stock awards and from management incentive plans overall. Prior to 2000, the Company granted stock options with a term of up to 15 years. These awards tend to remain outstanding for many years as executives often have held the options for all or much of their term. Outstanding but unexercised options will continue to contribute to potential shareholder dilution until they are exercised or until they expire. In recent years, the Company has typically sought to align compensation with stock performance by offering SARs with a 10-year term and RSUs that vest over four years. The Committee believes that these types of stock awards appropriately balance the impact on annual share utilization and the goal of providing an appropriate incentive for executive performance and retention, and are consistent with market practice.

Grant Timing and Pricing

The Company typically grants annual stock awards in February each year on the second business day following the release of its prior fiscal year annual earnings. This timing is designed to avoid the possibility that the Company could grant stock awards prior to the release of material, non-public information that may result in an increase or decrease in its stock price. Similarly, supplemental stock awards may be granted throughout the year, but not during any period beginning at 5:00 p.m. on the last day of a fiscal quarter and ending at 5:00 p.m. on the day following the Company’s earnings announcement for such quarter, or during any other black-out period.

Executives derive value from their options (granted prior to 2006) and stock-settled SARs based on the appreciation in the value of the underlying shares of Company stock. For purposes of measuring this appreciation, the Company sets the exercise or base price as the average of the high and low prices of the Company stock on the NYSE on the date the awards are granted. This average price valuation is common practice and offers no inherent pricing advantage to the executive or the Company.

Other Compensation

Perquisites

The Company offers limited perquisites to its executives that make up a very small portion of total compensation for NEOs. One benefit that is consistent with practices within the hospitality industry is complimentary rooms, food and beverages at Company-owned, operated or franchised hotels and the use of hotel-related services such as Marriott-managed golf and spa facilities while on personal travel. These benefits are offered to encourage executive officers to visit and personally evaluate our properties. In addition, to enhance their efficiency and maximize the time that they can devote to Company business, NEOs are entitled to the use of the company jet for personal travel in limited circumstances. The value of these benefits is included in the executives’ wages for tax purposes, and the Company does not provide tax gross-ups to the executives with respect to these benefits. Based upon the Committee’s review of the Company’s compensation program, for 2012 the Committee decided to discontinue providing company-paid financial planning and an annual company-paid physical examination.

Other Benefits

Executives also may participate in the same Company-wide plans and programs offered to all eligible employees. Some of these benefits are paid for by the executives such as 401(k) plan elective deferrals, vision coverage, long- and short-term disability, group life and accidental death and dismemberment insurance, and health care and dependent care spending accounts. Other benefits are paid for or subsidized by the Company for all eligible employees such as the 401(k) Company match, certain group medical and dental benefits, $50,000 free life insurance, business travel accident insurance and tuition reimbursement.

Nonqualified Deferred Compensation Plan

In addition to a tax-qualified 401(k) plan, the Company offers the NEOs and other senior management the opportunity to supplement their retirement and other tax-deferred savings under the Marriott International, Inc. Executive Deferred Compensation Plan (“EDC”). The Committee believes that offering this plan to executives is critical to achieve the objectives of attracting and retaining talent, particularly because the Company does not offer a defined benefit pension plan.

Under the EDC, NEOs may defer payment and income taxation of a portion of their salary and annual cash incentive. The plan also provides participants the opportunity for long-term capital appreciation by crediting their accounts with notional earnings (at a fixed annual rate of return of 5.4% for 2012), which is explained in the discussion of Nonqualified Deferred Compensation for Fiscal Year 2012 below.

The Company also may make a discretionary matching contribution to participants’ (including the NEOs’) EDC accounts for each fiscal year. The match is designed to make up for the approximate amount of matching contributions that would have been made under the Company’s tax-qualified section 401(k) plan but for the application of certain nondiscrimination testing and annual compensation limitations under the Internal Revenue Code. For 2012, the Board approved a match, in two parts. The first part is a basic match equal to 50% of the first 2% of eligible compensation (as defined in the EDC up to $250,000) deferred by the NEO under the EDC for 2012. The second part is a supplemental match equal to 50% on the first 6% of eligible compensation deferred for 2012. The Board has discretion to adjust the actual match allocation based on fiscal year financial results, but did not make an adjustment for 2012.

The Company also may make an additional discretionary contribution to the NEOs’ EDC accounts based on subjective factors such as individual performance, key contributions and retention needs. There were no additional discretionary contributions for the NEOs in 2012.

Change in Control

The Company provides limited “double trigger” change in control benefits under the Stock Plan and the EDC. The Committee believes that, with these carefully structured benefits, the NEOs would be better able to perform their duties with respect to any potential proposed corporate transaction without the influence of or distraction by concerns about how their personal employment or financial status will be affected. In addition, the Committee believes that shareholder interests are protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions.

Under these arrangements, in the event that a NEO is terminated by the Company other than for the executive’s misconduct or the executive resigns for good reason (as defined under the Stock Plan) during the period beginning three months before and ending 12 months following a change in control (as defined under the Stock Plan) of the Company, the NEO will immediately vest in all unvested equity awards and EDC balances. In those circumstances, all options and SARs will be exercisable until the earlier of the original expiration date of the awards or twelve months (or in the case of an approved retiree, five years) following the termination of employment, and all other stock awards shall be immediately distributed following the later of the termination of employment or the change in control event. In addition, any cash incentive payments under the Incentive Plan and Individual Plan will be made immediately based on the target performance level, pro-rated based on the days worked during the year until the NEO’s date of termination in connection with or following a change in control.

The Company does not provide for tax gross-ups on these benefits, but instead limits the benefits to avoid adverse tax consequences to the Company. Specifically, each of these benefits is subject to a cut-back, so that the benefit will not be provided to the extent it would result in the loss of a tax deduction by the Company or imposition of excise taxes under the “golden parachute” excess parachute payment provisions of the Internal Revenue Code. The discussion of Payments Upon Termination or Change in Control below includes a table that reflects the year-end intrinsic value of unvested stock awards, unvested EDC accounts and cash incentive payments under the Incentive Plan that each NEO would receive due to an involuntary termination of employment in connection with a change in control.

Clawbacks

In addition to the clawback provisions of the Sarbanes-Oxley Act that apply to the Chief Executive Officer and Chief Financial Officer, the Company’s Stock Plan includes a separate clawback provision that applies to all equity awards issued to all of the NEOs. Under the Stock Plan, the Company has the authority to limit or eliminate the ability of any executive to exercise options and SARs or to receive a distribution of Company stock under RSUs or other stock awards if the executive engages in criminal or tortious conduct that is injurious to the Company or engages in competition with the Company.

The Committee has discretion to require reimbursement of any annual cash incentive payment awarded to an NEO if the amount of such incentive payment is calculated based upon the achievement of certain financial results that are required to be restated, provided that such discretion may only be exercised if the NEO has engaged in intentional misconduct that caused or partially caused the need for the restatement. The amount of the reimbursement would be the difference in the amount determined before and after the restatement. The Company continues to monitor new guidance as it becomes available with respect to the clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act and will modify its executive compensation program accordingly when they go into effect.

Independent Compensation Consultant

As noted above, the Committee selected and retained the Compensation Consultant to assist the Committee in establishing and implementing executive and director compensation strategy. The Compensation Consultant reports to and is instructed in its duties by the Committee and carries out its responsibilities in coordination with the Human Resources Department. Other than providing executive compensation survey data to the Company as described below, the Compensation Consultant performs no other services for the Company. Based on materials presented by management and the Compensation Consultant and the factors set forth in the SEC’s Exchange Act Rule 10C-1, the Committee determined that the Compensation Consultant is independent and that the Compensation Consultant’s engagement did not raise any conflicts of interest.

Market Data

The external market data utilized by the Company for 2012 includes several broad, revenue-based surveys as well as a custom survey of companies specifically selected by the Committee. The Committee believes, based on the advice of the Compensation Consultant, that the similarly-sized companies participating in the revenue-based surveys and the companies selected for the custom survey represent the broad pool of executive talent for which the Company competes. To avoid over-emphasizing the results of one or more surveys, the Company gives equal weight to the results of the revenue-based surveys (which are themselves equally weighted) versus those of the custom survey, in terms of total pay and each component of pay. This process for identifying relevant market data is used consistently for all senior executives of the Company, not just the NEOs.

Revenue-Based Survey

In general, the revenue-based surveys used as a market reference for NEO pay include companies with annual revenue ranging from $10 billion to $20 billion. For 2012, the surveys were the CHiPS Executive & Senior Management Total Compensation Survey, the Hewitt TCM General Industry Executive Total Compensation Survey, the Towers Watson CDB Executive Compensation Database, and the Fred Cook Survey of Long-Term Incentives. The Committee did not consider the individual companies in the revenue-based surveys when making compensation decisions.

Custom Survey

There are a limited number of U.S. publicly traded lodging companies similar to our size. Therefore, in 2012, in consultation with the Compensation Consultant, the Committee developed a methodology for determining appropriate comparator group companies based on the following principles:

•	Identify a broad universe and select those companies that:

–	Compete with Marriott for executive talent

–	Have a similar focus on consumers and brand image

•	Exclude companies that are not similar in size

•	Test the final comparator group to ensure that:

–	Marriott is positioned near the median on key size metrics

–	Our key lodging industry competitors are included (even if smaller)

–	The mix of non-lodging industries is well-balanced

–	There is a robust number of companies (about 15 – 20) without extending to include companies that are not a strong match

The details of the comparator group selection process are described below.

Step 1: Begin with a broad database consisting of U.S. publicly traded companies.

Step 2: Select companies similar to Marriott

•    Screen 1: Companies in the hotels, resorts, cruise line industries

•    Screen 2: Add competitors for talent in related industries (e.g. restaurants, casinos, real estate, etc.)

•    Screen 3: Add other companies with business-to-business, business-to-consumer or brand focus

Step 3: Exclude companies based on size

•    Screen 4: Remove companies not within 0.33x – 3x our revenues Exception: Retained Hyatt despite its smaller revenue size as it is a direct competitor in the lodging industry.

•    Screen 5: Remove Companies not within 0.5x – 2x our revenues Exception: Retained Hyatt, Starwood and Wyndham despite their smaller revenue size as they are competitors in the lodging industry. Retained Delta despite its larger size because it competes in the travel industry.

Step 4: Select 15 – 20 comparator group companies remaining from Step 3 which include all lodging industry companies, several travel industry related companies, and certain non-travel related companies selected based on their shared emphasis on customer service and brand image. Finally, the Committee reviews the comparator group to ensure that no single industry (such as airline, casino, etc.) outside of the lodging industry is over-represented. For 2012, AMR, FedEx, H.J. Heinz, J.C. Penney, Kimberly-Clark, McDonalds and Walt Disney were removed from the prior comparator group.

The final list of 19 comparator group companies is shown below along with select financial and non-financial metrics the Committee considered and Marriott’s percentile ranking on each of these metrics.

	2012 Revenues(1) as of the Fiscal Year-End		Market Capitalization(1) as of December 31, 2012		Enterprise Value(1) as of December 31, 2012		Number of Employees
Lodging Companies
Hyatt Hotels	$3,949		$6,358		$6,544		50,000
Starwood Hotels & Resorts	6,321		11,239		12,494		160,000
Wyndham	4,534		7,479		11,698		27,800
Travel Industry Related Companies
Carnival	15,382		28,534		36,971		91,300
Delta Air Lines	36,670		10,095		19,118		78,392
Las Vegas Sands	11,131		38,010		43,756		40,000
Hertz Global	9,021		6,847		18,738		23,900
MGM Resorts International	9,161		5,591		17,074		66,800
Royal Caribbean Cruises	7,688		7,415		14,952		61,040
Southwest Airlines	17,088		7,557		7,548		45,392
Other Consumer or Brand Focus Companies
Campbell Soup	7,707		10,921		15,007		17,700
Colgate-Palmolive	17,085		49,393		53,649		38,600
Darden Restaurants	7,999		5,830		8,702		181,468
General Mills	16,658		26,107		33,705		35,000
Kellogg	14,197		19,994		27,626		30,671
Nike	24,128		46,497		43,300		44,000
Nordstrom	12,148		10,737		12,714		56,500
Starbucks	13,300		40,185		38,698		154,000
Yum! Brands	13,633		30,013		32,092		466,000
Marriott International [2]	11,814		11,703		14,098		127,000
Percentile Rank	48	th	55	th	31	st	80	th

(1)	Amounts are reported in millions. Enterprise Value is the sum of market capitalization, debt, and current and preferred stock, less cash and cash equivalents.

(2)

Revenue amount for the Company is shown as reflected in our financial statements. However, system-wide revenues, including revenues of our franchisees, are much higher. Similarly, the number of employees is shown as reflected in our annual report. Including franchised hotel employees, our system has about 325,000 employees.

The Committee believes that a rigorous comparator group selection process is the foundation for understanding the competitive compensation marketplace. The Committee reviews the comparator group annually for potential changes (e.g. due to mergers and acquisition activity or changes in company size and business mix), but does not anticipate making significant changes every year, in order to allow for consistency and comparability of market data from year-to-year.

Risk Considerations

The Committee considered risk in determining 2012 NEO compensation and believes that the following aspects of NEO pay discourage unreasonable or excessive risk-taking by executives:

•

Base salary levels are commensurate with the executives’ responsibilities (and the external market) so that the executives are not motivated to take excessive risks to achieve an appropriate level of financial security.

•	Annual cash incentive plans include a diverse mix of corporate and individual performance metrics.

•	Annual cash incentive opportunities are capped so that no payout exceeds a specified percentage of salary, thereby moderating the impact of short-term incentives.

•

The Committee and the Board have discretion to decrease annual cash incentive payouts, for example, if they believe the operational or financial results giving rise to those payouts are unsustainable or if they believe the payout would unfairly reward the NEOs for events that are unrelated to their performance.

•	The mix of short—and long-term incentives is balanced so that at least 50% of total pay opportunity is in the form of long-term equity awards.

•	Annual stock awards are generally granted as an equal mix of SARs and RSUs that generally vest over 4 years which together encourage the NEOs to focus on sustained stock price performance.

•

The Committee reviews and compares total compensation and each element of compensation to external market data to confirm that compensation is within an acceptable range relative to the external market.

•	The NEOs are subject to clawback provisions (as discussed above).

•	Stock ownership guidelines align the long-term interests of NEOs with the interests of shareholders.

•	All associates and directors are prohibited from engaging in hedging or derivative transactions related to Marriott stock or securities.

•	The NEOs are prohibited from holding Company stock in margin accounts or pledging such stock as collateral for loans.

Tax Considerations

Internal Revenue Code Section 162(m) limits the Company’s federal income tax deduction for compensation in excess of one million dollars paid to NEOs except for the Chief Financial Officer. However, performance-based compensation can be excluded from the limitation so long as it meets certain requirements. The Committee has taken steps that are designed to conform with the requirements under Section 162(m) so that payments under the annual incentive program and compensation attributable to SARs and RSUs granted in 2012 may qualify as deductible compensation under Section 162(m). Although the Committee designed certain awards to satisfy those requirements, because deductibility under section 162(m) is determined under a set of standards which may be subject to different interpretations in application, we cannot be certain that compensation intended by the Committee to satisfy the deductibility requirements under Section 162(m) will in fact be deductible.

RSUs vested in 2012 did not meet the requirements for exemption as performance-based compensation under Section 162(m). The Committee believes that the value of preserving the ability to structure compensation programs to meet a variety of corporate objectives, such as equity dilution management, workforce planning, customer satisfaction and other non-financial business requirements, justifies the cost of potentially being unable to deduct a portion of the executives’ compensation.

Executive Compensation Tables and Discussion

Summary Compensation Table

The following Summary Compensation Table shows the compensation we paid in fiscal years 2010, 2011 and 2012 to our Executive Chairman, Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option/ SAR Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
J.W. Marriott, Jr.	2012	2,576,319		0	0	0	459,119	248,598	3,284,036
Executive Chairman	2011	1,304,876		2,920,770	3,000,022	2,290,578	198,667	379,600	10,094,513
	2010	1,253,063		2,875,083	2,875,300	2,268,419	137,247	349,004	9,758,116

Arne M. Sorenson	2012	1,151,958		2,634,217	2,750,034	1,947,618	59,915	92,659	8,636,401
President and Chief Executive Officer	2011 2010	1,007,831 967,813		1,947,127 1,600,075	2,000,014 1,600,164	1,253,540 1,243,059	24,764 16,203	94,765 34,346	6,328,041 5,461,660

Robert J. McCarthy	2012	804,403		1,197,420	1,250,011	994,647	69,892	58,128	4,374,501
Chief Operations Officer	2011	742,613		973,643	1,000,007	782,192	27,962	56,007	3,582,424
	2010	713,125		875,016	875,095	778,162	18,017	12,580	3,271,995

Anthony G. Capuano	2012	625,000		1,563,413	800,048	924,375	13,383	37,311	3,963,530
Executive Vice President and Chief Development Officer	2011	583,481		1,363,211	625,060	839,396	5,684	53,296	3,470,128

Carl T. Berquist	2012	700,000		838,220	875,017	761,740	41,285	53,432	3,269,694
Executive Vice President and Chief Financial Officer	2011 2010	678,038 641,812	250,000	851,977 750,106	875,046 750,087	727,739 700,345	16,093 9,641	51,727 12,580	3,450,620 2,864,571

David J. Grissen	2012	550,064		1,436,930	450,010	616,072	76,593	37,395	3,167,064
President, The Americas

(1)	This column reports all amounts earned as salary during the fiscal year, whether paid or deferred under certain Company employee benefit plans.
(2)	The value reported for Stock Awards and Option/SAR awards is the aggregate grant date fair value of the awards granted in the fiscal year as determined in accordance with accounting guidance for share-based payments, although the Company recognizes the value of the awards for financial reporting purposes over the service period of the awards. The assumptions for making the valuation determinations are set forth in the footnotes captioned “Share-Based Compensation” to our financial statements in each of the Company’s Forms 10-K for fiscal years 2010 through 2012. The figures presented for fiscal year 2010 report the value of RSUs without a reduction for dividends and dividend equivalents that are not payable on those RSUs. For additional information on 2012 awards, see the Grants of Plan-Based Awards for Fiscal 2012 table, below.
(3)	This column reports all amounts earned under the Company’s Incentive Plan and Individual Plan during the fiscal year, which were paid in February of the following fiscal year unless deferred under certain Company employee benefit plans.
(4)

The values reported equal the earnings credited to accounts in the EDC to the extent they were credited at a rate of interest exceeding 120% of the applicable federal long-term rate, as discussed below under “Nonqualified Deferred Compensation for Fiscal year 2012.”

(5)	All Other Compensation consists of the following:

•	Company contributions to the Company’s qualified 401(k) plan

•	Company contributions to the Company’s non-qualified Executive Deferred Compensation Plan

•	Perquisites and personal benefits including:

–	Personal use of the Company jet

–	Spousal accompaniment while on business travel

–	Rooms, food and beverages at Company-owned, operated or franchised hotels while on personal travel and use of other hotel-related services such as golf and spa facilities at Company-managed properties.

The values in this column do not include perquisites and personal benefits that were less than $10,000 in aggregate for each NEO for the fiscal year. The following table identifies the total amount the Company contributed to each NEO’s qualified 401(k) plan and non-qualified EDC for fiscal year 2012. It also specifies values for perquisites and personal benefits for each NEO that comprise more than the greater of a) 10% of his aggregate perquisites or personal benefits or b) $25,000.

Name	Company Contributions to the 401(k) Plan ($)	Company Contributions to the Executive Deferred Compensation Plan ($)	Personal Use of the Company Jet ($)	Other ($)
Mr. Marriott	8,125	146,551	93,922	—
Mr. Sorenson	8,125	74,443	—	10,091
Mr. McCarthy	8,125	50,003	—	—
Mr. Capuano	8,125	10,949	—	18,237
Mr. Berquist	8,125	45,307	—	—
Mr. Grissen	8,125	29,270	—	—

The value of the personal use of the Company jet is the sum of:

•	allocable flight-specific costs of the personal flights (including, where applicable, return flights with no passengers) such as landing fees, crew costs and other related items, and
•

the product of (i) all other costs of maintaining and flying the jet for the billable year other than certain fixed expenses such as pilot compensation, management fee and hangar rental costs, multiplied by (ii) a fraction the numerator of which is the individual’s personal flight hours on the jet for the billable year and the denominator of which is the total flight hours of the jet for the billable year.

Although amounts are reported for aircraft use during the Company’s fiscal year, incremental cost is calculated on the basis of a December 1 through November 30 billable year, which reflects the contract service period used for billing by a third-party aircraft management company.

Grants of Plan-Based Awards for Fiscal 2012

The following table shows the plan-based awards granted to the NEOs in 2012.

Name	Award Type	Grant Date(1)	Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: (Number of Shares of Stock or Units) (#)	All Other Option/ SAR Awards: (Number of Securities Underlying Options/ SARs) (#)	Exercise or Base Price ($/sh)	Closing Price on Grant Date ($/sh)(3)	Grant Date Fair Value of Stock/Option/ SAR Awards ($)(4)
				Threshold ($)	Target ($)	Maximum ($)
Mr. Marriott	Incentive Plan			n/a	n/a	n/a	—	—	—	—	—
	Individual Plan			n/a	n/a	n/a	—	—	—	—	—
	RSU			—	—	—	—	—	—	—	—
	SAR			—	—	—	—	—	—	—	—
Mr. Sorenson	Incentive Plan			34,014	136,057	204,086	—	—	—	—	—
	(Dec. 31 – Mar. 31)
	Individual Plan			17,007	90,705	136,057	—	—	—	—	—
	(Dec. 31 – Mar. 31)
	Incentive Plan			168,750	675,000	1,026,000	—	—	—	—	—
	(Apr.1 – Dec. 28)
	Individual Plan			84,375	450,000	684,000	—	—	—	—	—
	(Apr.1 – Dec. 28)

	RSU	2/21/12	2/9/12	—	—	—	79,320	—	—	—	2,634,217
	SAR	2/21/12	2/9/12	—	—	—	—	225,228	34.67	34.32	2,750,034
Mr. McCarthy	Incentive Plan			20,886	83,544	128,101	—	—	—	—	—
	(Dec. 31 – Mar. 31)
	Individual Plan			10,443	55,696	85,400	—	—	—	—	—
	(Dec. 31 – Mar. 31)
	Incentive Plan			83,531	334,125	501,188	—	—	—	—	—
	(Apr. 1 – Dec. 28)
	Individual Plan			41,766	222,750	334,125	—	—	—	—	—
	(Apr. 1 – Dec. 28)
	RSU	2/21/12	2/9/12	—	—	—	36,056	—	—	—	1,197,420
	SAR	2/21/12	2/9/12	—	—	—	—	102,376	34.67	34.32	1,250,011
Mr. Capuano	Incentive Plan			11,719	46,875	93,750	—	—	—	—	—
	Individual Plan			251,953	421,875	843,750	—	—	—	—	—
	RSU	2/21/12	2/9/12	—	—	—	23,076	—	—	—	766,354
	RSU (5)	2/21/12	2/9/12	—	—	—	24,212	—	—	—	797,059
	SAR	2/21/12	2/9/12	—	—	—	—	65,524	34.67	34.32	800,048
Mr. Berquist	Incentive Plan			78,750	315,000	483,000	—	—	—	—	—
	Individual Plan			39,375	210,000	322,000	—	—	—	—	—
	RSU	2/21/12	2/9/12	—	—	—	25,240	—	—	—	838,220
	SAR	2/21/12	2/9/12	—	—	—	—	71,664	34.67	34.32	875,017
Mr. Grissen	Incentive Plan			33,004	132,015	198,023	—	—	—	—	—
	Individual Plan			33,004	198,023	489,557	—	—	—	—	—
	RSU	2/21/12	2/9/12	—	—	—	43,268	—	—	—	1,436,930
	SAR (5)	2/21/12	2/9/12	—	—	—	—	35,972	34.67	34.32	450,010

(1)	“Grant Date” applies to equity awards reported in the All Other Stock Awards and All Other Option/SAR Awards columns. The Board approved the annual stock awards at its February 9, 2012 meeting. Pursuant to the Company’s equity compensation grant procedures described in the CD&A, the grant date of these awards was February 21, 2012, the second trading day following the release of the Company’s 2011 earnings.
(2)	The amounts reported in these columns include potential payouts corresponding to achievement of the threshold, target and maximum performance objectives under the Company’s annual cash incentive plans.
(3)	This column represents the final closing price of the Company’s Class A common stock on the NYSE on the date of grant. However, pursuant to the Company’s equity compensation grant procedures, the awards were granted with an exercise or base price equal to the average of the high and low stock price of the Company’s Class A common stock on the NYSE on the date of grant.
(4)	The value reported for Stock Awards and Option/SAR awards is the aggregate grant date fair value of the awards granted in 2012 as determined in accordance with accounting standards for share-based payments, although the Company recognizes the value of the awards for financial reporting purposes over the service period of the awards. The assumptions for making the valuation determinations are set forth in the footnotes captioned “Share-Based Compensation” to our financial statements in each of the Company’s Forms 10-K for the fiscal year 2012.
(5)	These awards vest in full following the completion of three years of service or upon death or disability.

The Grants of Plan-Based Awards table reports the dollar value of cash-based annual incentive program awards, including both Incentive Plan and Individual Plan awards, (at their threshold, target and maximum achievement levels) and the number and grant date fair value of RSUs and SARs granted under the Stock Plan to each NEO during the 2012 fiscal year. With regard to cash incentives, this table reports the range of potential amounts that could have been earned by the executive under the Incentive Plan and the Individual Plan for 2012, whereas the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table reports the actual value earned by the executive for 2012 under both plans.

Annual SAR and RSU grants under the Stock Plan typically vest 25% on each of the first four anniversaries of their grant date, contingent on continued employment with the Company. As described in the discussion of Stock Awards in the CD&A, Mr. Capuano and Mr. Grissen received an additional grant of RSUs and SARs respectively, with 3-year cliff-vesting based on continued employment. Even when vested, an executive may lose the right to exercise or receive a distribution of any outstanding stock awards if the executive terminates employment due to serious misconduct as defined in the Stock Plan, or if the Committee determines that the executive has engaged in competition with the Company or has engaged in criminal conduct or other behavior that is actually or potentially harmful to the Company. In addition, under the terms of their RSU awards, NEOs do not receive an accelerated distribution of shares upon retirement from the Company, but must continue to wait for the scheduled distribution dates following retirement as specified in their awards. The Company believes that these provisions serve its objectives of retention and aligning the executives’ long-term interests to those of the Company. These awards do not offer dividend or voting rights until they vest (in the case of RSUs) or are exercised (in the case of SARs) and shares are issued to the grantee.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table shows information about outstanding Company options, SARs, RSUs and deferred stock bonus (“DSB”) awards at December 28, 2012, our fiscal year-end. This table also includes MVW stock awards resulting from adjustments to the Company stock awards for the spin-off of the timeshare business in 2011, and reflects adjustments to the Exercise Price of options and SARs resulting from the spin-off. The Intrinsic Value and Market Value figures for the Company stock awards are based on the closing price as of December 28, 2012 of the Company’s Class A common stock, which was $36.48. The Intrinsic Value and Market Value figures for the MVW stock awards are based on the closing price of MVW’s common stock (traded on the NYSE under ticker symbol VAC) as of December 28, 2012, which was $40.83. The reported Grant Dates for the MVW stock awards are the same as the grant dates for the related Company stock awards, as explained in the CD&A above.

Name	Grant Date	Award Type	Option/SAR Awards							Stock Awards
			Number of Securities Underlying Unexercised Options/SARs: Exercisable/ Unexercisable (#)			Option/ SAR Exercise Price ($)	Option/ SAR Expiration Date	Option/SAR Intrinsic Value: ($) Exercisable/ Unexercisable		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Marriott	2/5/04	MAR Options	658,800	—		21.4998	2/5/14	9,868,956	—	—		—
	11/4/99	MAR Options	600,000	—		15.6259	11/4/14	12,512,460	—	—		—
	11/4/99	MVW Options	60,000	—		9.5225	11/4/14	1,878,450	—	—		—
	2/10/05	MAR Options	246,000	—		30.3127	2/10/15	1,517,156	—	—		—
	2/10/05	MVW Options	24,600	—		18.4727	2/10/15	549,990	—	—		—
	2/19/08	MAR SARs	447,304	—		33.4986	2/19/18	1,333,592	—	—		—
	2/19/08	MVW SARs	44,730	—		20.4142	2/19/18	913,199	—	—		—
	2/16/10	MAR SARs	139,294	139,294	(1)	25.4397	2/16/20	1,537,848	1,537,848	—		—
	2/16/10	MVW SARs	13,928	13,930	(1)	15.5031	2/16/20	352,753	352,804	—		—
	2/17/11	MAR SARs	47,559	142,677	(1)	38.4942	2/17/21	—	—	—		—
	2/17/11	MVW SARs	4,755	14,268	(1)	23.4585	2/17/21	82,601	247,857	—		—
		MAR RSUs	—	—		—		—	—	108,357	(2)	3,952,863
		MVW RSUs	—	—		—		—	—	10,835.7	(2)	442,422

Mr. Sorenson	2/6/03	MAR Options	320,000	—		14.2374	2/6/13	7,117,632	—	—		—
	11/5/98	MAR Options	90,000	—		13.299	11/5/13	2,086,290	—	—		—
	11/5/98	MVW Options	9,000	—		8.1044	11/5/13	294,530	—	—		—
	2/5/04	MAR Options	197,640	—		21.4998	2/5/14	2,960,687	—	—		—
	2/5/04	MVW Options	19,764	—		13.1021	2/5/14	548,014	—	—		—
	4/29/04	MAR Options	300,000	—		22.4329	4/29/14	4,214,130	—	—		—
	4/29/04	MVW Options	30,000	—		13.6707	4/29/14	814,779	—	—		—

Name	Grant Date	Award Type	Option/SAR Awards							Stock Awards
			Number of Securities Underlying Unexercised Options/SARs: Exercisable/ Unexercisable (#)			Option/ SAR Exercise Price ($)	Option/ SAR Expiration Date	Option/SAR Intrinsic Value: ($) Exercisable/ Unexercisable		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
	11/4/99	MAR Options	150,000	—		15.6259	11/4/14	3,128,115	—	—		—
	11/4/99	MVW Options	15,000	—		9.5225	11/4/14	469,613	—	—		—
	2/10/05	MAR Options	147,600	—		30.3127	2/10/15	910,293	—	—		—
	2/10/05	MVW Options	14,760	—		18.4727	2/10/15	329,994	—	—		—
	2/13/06	MAR SARs	133,600	—		32.4853	2/13/16	533,692	—	—		—
	2/13/06	MVW SARs	13,360	—		19.7967	2/13/16	281,005	—	—		—
	2/12/07	MAR SARs	88,400	—		46.2137	2/12/17	—	—	—		—
	2/12/07	MVW SARs	8,840	—		28.1628	2/12/17	111,978	—	—		—
	2/19/08	MAR SARs	143,916	—		33.4986	2/19/18	429,071	—	—		—
	2/19/08	MVW SARs	14,391	—		20.4142	2/19/18	293,804	—	—		—
	2/17/09	MAR SARs	140,256	46,752	(1)	13.8085	2/17/19	3,179,814	1,059,938	—		—
	2/17/09	MVW SARs	14,025	4,675	(1)	8.415	2/17/19	454,620	151,540	—		—
	2/16/10	MAR SARs	77,520	77,520	(1)	25.4397	2/16/20	855,844	855,844	—		—
	2/16/10	MVW SARs	7,752	7,752	(1)	15.5031	2/16/20	196,334	196,334	—		—
	2/17/11	MAR SARs	31,706	95,118	(1)	38.4942	2/17/21	—	—	—		—
	2/17/11	MVW SARs	3,170	9,512	(1)	23.4585	2/17/21	55,068	165,238	—		—
	2/21/12	MAR SARs	—	225,228	(1)	34.67	2/21/22	—	407,663	—		—
		MAR RSUs	—	—		—		—	—	178,151	(3)	6,498,948
		MVW RSUs	—	—		—		—	—	9,883.1	(3)	403,527

Mr. McCarthy	2/5/04	MAR Options	65,880	—		21.4998	2/5/14	986,896	—	—		—
	2/5/04	MVW Options	6,588	—		13.1021	2/5/14	182,671	—	—		—
	2/10/05	MAR Options	25,720	—		30.3127	2/10/15	158,623	—	—		—
	2/10/05	MVW Options	2,572	—		18.4727	2/10/15	57,503	—	—		—
	2/13/06	MAR SARs	57,192	—		32.4853	2/13/16	228,465	—	—		—
	2/13/06	MVW SARs	5,719	—		19.7967	2/13/16	120,289	—	—		—
	2/12/07	MAR SARs	37,300	—		46.2137	2/12/17	—	—	—		—
	2/12/07	MVW SARs	3,730	—		28.1628	2/12/17	47,249	—	—		—
	2/19/08	MAR SARs	62,236	—		33.4986	2/19/18	185,550	—	—		—
	2/19/08	MVW SARs	6,223	—		20.4142	2/19/18	127,048	—	—		—
	2/17/09	MAR SARs	59,058	19,686	(1)	13.8085	2/17/19	1,338,933	446,311	—		—
	2/17/09	MVW SARs	—	1,970	(1)	8.415	2/17/19	—	63,858	—		—
	2/16/10	MAR SARs	42,394	42,394	(1)	25.4397	2/16/20	468,042	468,042	—		—
	2/16/10	MVW SARs	—	4,240	(1)	15.5031	2/16/20	—	107,386	—		—
	2/17/11	MAR SARs	15,853	47,559	(1)	38.4942	2/17/21	—	—	—		—
	2/17/11	MVW SARs	1,585	4,756	(1)	23.4585	2/17/21	27,534	82,619	—		—
	2/21/12	MAR SARs	—	102,376	(1)	34.67	2/21/22	—	185,301	—		—
		MAR DSB	—	—		—	—	—	—	305	(4)	11,126
		MVW DSB	—	—		—	—	—	—	30.5	(4)	1,245
		MAR RSUs	—	—		—	—	—	—	85,582	(5)	3,122,031
		MVW RSUs	—	—		—	—	—	—	4,952.6	(5)	202,215

Mr. Capuano	2/19/08	MAR SARs	25,300	—		33.4986	2/19/18	75,429	—	—		—
	8/7/08	MAR SARs	18,069	6,023	(1)	25.8827	8/7/18	191,483	63,828	—		—
	8/7/08	MVW SARs	—	603	(1)	15.773	8/7/18	—	15,109	—		—
	2/17/11	MAR SARs	9,909	29,727	(1)	38.4942	2/17/21	—	—	—		—
	2/17/11	MVW SARs	—	2,973	(1)	23.4585	2/17/21	—	51,645	—		—
	2/21/12	MAR SARs	—	65,524	(1)	34.67	2/21/22	—	118,598	—		—
		MAR RSUs	—	—		—	—	—	—	120,760	(6)	4,405,325
		MVW RSUs	—	—		—	—	—	—	7,347.2	(6)	299,986

Mr. Berquist	2/5/04	MAR Options	59,320	—		21.4998	2/5/14	888,625	—	—		—
	2/5/04	MVW Options	5,932	—		13.1021	2/5/14	164,482	—	—		—
	2/10/05	MAR Options	40,240	—		30.3127	2/10/15	248,172	—	—		—
	2/10/05	MVW Options	4,024	—		18.4727	2/10/15	89,966	—	—		—
	2/13/06	MAR SARs	18,112	—		32.4853	2/13/16	72,352	—	—		—
	2/13/06	MVW SARs	1,811	—		19.7967	2/13/16	38,091	—	—		—
	2/12/07	MAR SARs	11,976	—		46.2137	2/12/17	—	—	—		—
	2/12/07	MVW SARs	1,197	—		28.1628	2/12/17	15,163	—	—		—
	2/19/08	MAR SARs	35,008	—		33.4986	2/19/18	104,373	—	—		—
	2/19/08	MVW SARs	3,500	—		20.4142	2/19/18	71,455	—	—		—
	3/3/08	MAR SARs	14,188	—		32.1507	3/3/18	61,424	—	—		—
	3/3/08	MVW SARs	1,418	—		19.5928	3/3/18	30,114	—	—		—
	8/7/08	MAR SARs	45,174	15,058	(1)	25.8827	8/7/18	478,722	159,574	—		—
	8/7/08	MVW SARs	4,515	1,508	(1)	15.773	8/7/18	113,132	37,786	—		—
	2/16/10	MAR SARs	36,338	36,338	(1)	25.4397	2/16/20	401,182	401,182	—		—
	2/16/10	MVW SARs	3,632	3,635	(1)	15.5031	2/16/20	91,987	92,063	—		—
	2/17/11	MAR SARs	13,872	41,616	(1)	38.4942	2/17/21	—	—	—		—

Name	Grant Date	Award Type	Option/SAR Awards							Stock Awards
			Number of Securities Underlying Unexercised Options/ SARs: Exercisable/ Unexercisable (#)			Option/ SAR Exercise Price ($)	Option/ SAR Expiration Date	Option/SAR Intrinsic Value: ($) Exercisable/ Unexercisable		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
	2/17/11	MVW SARs	1,387	4,161	(1)	23.4585	2/17/21	24,094	72,283	—		—
	2/21/12	MAR SARs	—	71,664	(1)	34.67	2/21/22	—	129,712	—		—
		MAR RSUs	—	—		—		—	—	60,623	(7)	2,211,527
		MVW RSUs	—	—		—		—	—	3,538.3	(7)	144,469

Mr. Grissen	11/5/98	MAR Options	30,000	—		13.299	11/5/13	695,430	—	—		—
	11/5/98	MVW Options	3,000	—		8.1044	11/5/13	98,177	—	—		—
	2/5/04	MAR Options	26,360	—		21.4998	2/5/14	394,878	—	—		—
	2/5/04	MVW Options	2,636	—		13.1021	2/5/14	73,091	—	—		—
	11/4/99	MAR Options	22,400	—		15.6259	11/4/14	467,132	—	—		—
	11/4/99	MVW Options	2,240	—		9.5225	11/4/14	70,129	—	—		—
	2/10/05	MAR Options	9,840	—		30.3127	2/10/15	60,686	—	—		—
	2/10/05	MVW Options	984	—		18.4727	2/10/15	22,000	—	—		—
	4/27/00	MAR Options	16,000	—		15.0024	4/27/15	343,642	—	—		—
	4/27/00	MVW Options	1,600	—		9.1426	4/27/15	50,700	—	—		—
	2/12/07	MAR SARs	14,640	—		46.2137	2/12/17	—	—	—		—
	2/12/07	MVW SARs	1,464	—		28.1628	2/12/17	18,545	—	—		—
	2/19/08	MAR SARs	23,360	—		33.4986	2/19/18	69,646	—	—		—
	2/19/08	MVW SARs	2,336	—		20.4142	2/19/18	47,691	—	—		—
	8/7/08	MAR SARs	21,684	7,228	(1)	25.8827	8/7/18	229,792	76,597	—		—
	8/7/08	MVW SARs	2,166	725	(1)	15.773	8/7/18	54,273	18,166	—		—
	2/16/10	MAR SARs	48,450	48,450	(1)	25.4397	2/16/20	534,903	534,903	—		—
	2/16/10	MVW SARs	4,844	4,846	(1)	15.5031	2/16/20	122,684	122,734	—		—
	2/17/11	MAR SARs	9,909	29,727	(1)	38.4942	2/17/21	—	—	—		—
	2/17/11	MVW SARs	990	2,973	(1)	23.4585	2/17/21	17,198	51,645	—		—
	2/21/12	MAR SARs	—	35,972	(8)	34.67	2/21/22	—	65,109	—		—
		MAR RSUs	—	—		—		—	—	64,727	(9)	2,361,241
		MVW RSUs	—	—		—		—	—	2,145.9	(9)	87,617

(1)	The SARs are exercisable in 25% annual increments beginning one year from the grant date.

(2)	These 44,996 MAR RSUs and 4,499.6 MVW RSUs are scheduled to vest on February 15, 2013 and February 15, 2014; 18,365 MAR RSUs and 1,836.5 MVW RSUs vest on February 15, 2015.

(3)	These RSUs are scheduled to vest as follows:

•	63,106 MAR and 4,327.6 MVW on February 15, 2013.
•	46,894 MAR and 2,706.4 MVW on February 15, 2014.
•	32,073 MAR and 1,224.3 MVW on February 15, 2015.
•	19,830 MAR on February 15, 2016.
•	16,248 MAR and 1,624.8 MVW on May 15, 2013.

(4)	These DSB units are scheduled to vest as follows:

•	39 MAR and 3.9 MVW on January 2, 2013.
•	37 MAR and 3.7 MVW on January 2, 2014.
•	38 MAR and 3.8 MVW on each of January 2, 2015, January 2, 2016, January 2, 2017, January 2, 2018 and January 2, 2019.
•	39 MAR and 3.9 MVW on January 2, 2020.

(5)	These RSUs are scheduled to vest as follows:

•	30,067 MAR and 2,105.3 MVW on February 15, 2013.
•	23,241 MAR and 1,422.7 MVW on February 15, 2014.
•	15,136 MAR and 612.2 MVW on February 15, 2015.
•	9,014 MAR on February 15, 2016.
•	8,124 MAR and 812.4 MVW on May 15, 2013.

(6)	These RSUs are scheduled to vest as follows:

•	35,612 MAR and 2,984.3 MVW on February 15, 2013.
•	40,156 MAR and 3,438.7 MVW on February 15, 2014.
•	33,807 MAR and 382.6 MVW on February 15, 2015.
•	5,769 MAR on February 15, 2016.
•	5,416 MAR and 541.6 MVW on May 15, 2013.

(7)	These RSUs are scheduled to vest as follows:

•	18,615 MAR and 1,230.5 MVW on each of February 15, 2013 and February 15, 2014.
•	11,667 MAR and 535.7 MVW on February 15, 2015.
•	6,310 MAR on February 15, 2016.
•	5,416 MAR and 541.6 MVW on May 15, 2013.

(8)	The SARs become 100% exercisable on February 21, 2015.

(9)	These RSUs are scheduled to vest as follows:

•	14,643 MAR and 382.6 MVW on each of February 15, 2013, February 15, 2014 and February 15, 2015.
•	10,817 MAR on February 15, 2016.
•	9,981 MAR and 998.1 MVW on March 15, 2013.

SARs and RSUs are described above in the discussion of Grants of Plan-Based Awards for Fiscal 2012. Option awards were last granted to NEOs in 2005, and executives derive value from their options based on the appreciation in the value of the underlying shares of Company stock from the grant date until exercise. The DSBs reported for Mr. McCarthy are restricted stock units that are distributed in shares when vested.

Option and SAR Exercises and Stock Vested During Fiscal 2012

The following table shows information about Option and SAR exercises and vesting of RSU and DSB awards during fiscal year 2012. MVW options and SARs resulted from adjustments to the Company options to reflect the spin-off of the timeshare business.

	Option/SAR Awards				Stock Awards
Name	Award Type	Exercise Date	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Award Type	Vesting Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Mr. Marriott	MAR Option	3/12/12	133,517	3,054,201	MAR RSU	2/15/12	44,996	1,571,260
	MAR Option	3/13/12	4,085	95,161	MVW RSU	2/15/12	4,499.6	101,331
	MVW Option	6/13/12	6,100	108,913
	MVW Option	6/14/12	21,420	389,707
	MAR Option	7/24/12	137,600	2,850,866
	MAR Option	9/7/12	530,000	13,230,337
	MAR Option	11/2/12	296,505	6,743,102
	MVW Option	11/2/12	28,100	860,343
	MAR Option	11/5/12	100,000	2,215,260
	MVW Option	11/5/12	22,000	642,921
	MVW Option	11/13/12	20,144	609,110
	MAR Option	11/16/12	35,271	715,836
	MVW Option	11/16/12	42,756	1,264,453
	MAR Option	11/19/12	168,224	3,555,717
	MVW Option	11/19/12	38,400	1,226,281
	MVW Option	11/26/12	10,000	263,979
	MVW Option	11/27/12	30,300	823,801
	MVW Option	11/28/12	10,000	268,979
	MAR Option	11/29/12	328,000	7,549,603
	MVW Option	11/29/12	700	19,433
	MVW Option	11/30/12	1,612	44,165
	MVW Option	12/3/12	7,569	206,775
	MVW Option	12/7/12	5,699	153,410
	MAR Option	12/12/12	36,897	840,218
	MAR Option	12/14/12	19,103	428,881

Mr. Sorenson	MAR Option	1/24/12	84,842	1,462,863	MAR RSU	2/15/12	43,276	1,511,198
	MAR Option	1/25/12	135,158	2,330,421	MVW RSU	2/15/12	4,327.6	97,458
	MVW Option	2/2/12	22,000	243,705	MAR RSU	5/15/12	16,248	633,510
	MAR Option	9/13/12	28,624	729,647	MVW RSU	5/15/12	1,624.8	53,261
	MVW Option	9/13/12	34,862	917,223

Mr. McCarthy	MVW Option	4/5/12	12,060	241,825	MAR DSB	1/2/12	38	1,142
	MAR Option	8/3/12	60,300	1,401,251	MVW DSB	1/2/12	3.8	68
	MAR Option	8/27/12	30,150	695,666	MAR RSU	2/15/12	26,053	909,771
	MVW SAR	8/27/12	10,142	207,469	MVW RSU	2/15/12	2,605.3	58,671
	MAR Option	10/8/12	30,150	741,633	MAR RSU	5/15/12	8,124	316,755
					MVW RSU	5/15/12	812.4	26,630

Mr. Capuano	MVW SAR	10/15/12	4,336	92,948	MAR RSU	2/15/12	40,076	1,399,454
	MVW SAR	10/19/12	990	16,520	MVW RSU	2/15/12	4,007.6	90,251
					MAR RSU	5/15/12	5,416	211,170
					MVW RSU	5/15/12	541.6	17,754

Mr. Berquist	MVW Option	5/15/12	5,000	113,290	MAR RSU	2/15/12	12,305	429,691
	MAR Option	9/6/12	75,000	1,633,313	MVW RSU	2/15/12	1,230.5	27,711
	MVW Option	9/7/12	2,500	56,030	MAR RSU	5/15/12	5,416	211,170
	MVW Option	10/17/12	7,540	236,676	MVW RSU	5/15/12	541.6	17,754
	MAR Option	12/14/12	75,400	1,647,746

Mr. Grissen	MVW Option	6/15/12	6,942	137,086	MAR RSU	2/15/12	3,826	133,604
	MAR Option	7/20/12	9,651	216,187	MVW RSU	2/15/12	382.6	8,616
	MAR Option	7/23/12	14,569	308,129	MAR RSU	3/15/12	9,981	382,771
	MAR Option	9/6/12	45,200	1,104,177	MVW RSU	3/15/12	998.1	26,829

(1)	For SARs that were exercised, the number of shares in this column reflects the nominal number of shares that were subject to SARs. The number of shares actually delivered under the SARs was lower and represented the Value Realized on Exercise divided by the stock price on the day of exercise.
(2)	The value realized upon exercise is based on the current trading price at the time of exercise.
(3)	The value realized upon vesting is based on the average of the high and low stock price on the vesting date.

The following tables include additional information regarding the income realized by the NEOs in 2012 on the exercise or vesting of Marriott stock awards reported in the table above.

	2012 Option/SAR Exercises
	Grant Date	Grant Term	Exercise Date	Number of Shares Exercised	Exercise Price ($)	Average Market Value at Exercise ($)	Stock Price Increase from Grant to Exercise Date (%)	Income Realized Upon Exercise ($)
Mr. Marriott	11/6/97	15 years	3/12/12	133,517	14.63	37.50	156	3,054,201
	11/6/97	15 years	3/13/12	4,085	14.63	37.92	159	95,161
	11/6/97	15 years	7/24/12	137,600	14.39	35.11	144	2,850,866
	2/6/03	10 years	9/7/12	530,000	14.24	39.20	175	13,230,337
	2/6/03	10 years	11/2/12	296,505	14.24	36.98	160	6,743,102
	2/6/03	10 years	11/5/12	100,000	14.24	36.39	156	2,215,260
	2/6/03	10 years	11/16/12	35,271	14.24	34.53	142	715,836
	2/6/03	10 years	11/19/12	168,224	14.24	35.37	148	3,555,717
	11/5/98	15 years	11/29/12	328,000	13.30	36.32	173	7,549,603
	11/5/98	15 years	12/12/12	36,897	13.30	36.07	171	840,218
	11/5/98	15 years	12/14/12	19,103	13.30	35.75	169	428,881

Mr. Sorenson	2/19/02	10 years	1/24/12	84,842	17.76	35.00	97	1,462,863
	2/19/02	10 years	1/25/12	135,158	17.76	35.00	97	2,330,421
	11/6/97	15 years	9/13/12	14,312	14.63	40.00	173	363,138
	11/6/97	15 years	9/13/12	14,312	14.39	40.00	178	366,509

Mr. McCarthy	2/6/03	10 years	8/3/12	60,300	14.24	37.48	163	1,401,251
	2/6/03	10 years	8/27/12	30,150	14.24	37.31	162	695,666
	2/6/03	10 years	10/8/12	30,150	14.24	38.84	173	741,633

Mr. Berquist	12/2/02	10 years	9/6/12	75,000	16.97	38.75	128	1,633,313
	2/6/03	10 years	12/14/12	75,400	14.24	36.09	153	1,647,746

Mr. Grissen	11/6/97	15 years	7/20/12	4,951	14.63	36.91	152	110,338
	11/6/97	15 years	7/20/12	4,700	14.39	36.91	156	105,849
	11/6/97	15 years	7/23/12	7,159	14.63	35.68	144	150,701
	11/6/97	15 years	7/23/12	7,410	14.39	35.64	148	157,428
	2/6/03	10 years	9/6/12	45,200	14.24	38.67	172	1,104,177

	2012 Restricted Stock and Restricted Stock Unit Award Vesting
	Grant Date	Vesting Date	Number of Shares Vested	Average Market Value at Grant ($)	Average Market Value at Vesting ($)	Stock Price Increase/Decrease from Grant to Vesting Date (%)	Income Realized Upon Vesting ($)
Mr. Marriott	2/16/10	2/15/12	26,631	26.99	34.92	29	929,955
	2/17/11	2/15/12	18,365	40.84	34.92	-14	641,306

Mr. Sorenson	2/17/09	2/15/12	16,212	14.65	34.92	138	566,123
	2/16/10	2/15/12	14,821	26.99	34.92	29	517,549
	2/17/11	2/15/12	12,243	40.84	34.92	-14	427,526
	5/1/09	5/15/12	16,248	23.08	38.99	69	633,510

Mr. McCarthy	2/12/07	2/15/12	5,000	49.03	34.92	-29	174,600
	2/17/09	2/15/12	6,826	14.65	34.92	138	238,364
	2/16/10	2/15/12	8,105	26.99	34.92	29	283,027
	2/17/11	2/15/12	6,122	40.84	34.92	-14	213,780
	5/1/09	5/15/12	8,124	23.08	38.99	69	316,755

Mr. Capuano	2/12/07	2/15/12	8,000	49.03	34.92	-29	279,360
	8/7/08	2/15/12	2,277	27.46	34.92	27	79,513
	2/17/09	2/15/12	14,394	14.65	34.92	138	502,638
	2/16/10	2/15/12	11,579	26.99	34.92	29	404,339
	2/17/11	2/15/12	3,826	40.84	34.92	-14	133,604
	5/1/09	5/15/12	5,416	23.08	38.99	69	211,170

Mr. Berquist	2/16/10	2/15/12	6,948	26.99	34.92	29	242,624
	2/17/11	2/15/12	5,357	40.84	34.92	-14	187,066
	5/1/09	5/15/12	5,416	23.08	38.99	69	211,170

Mr. Grissen	2/17/11	2/15/12	3,826	40.84	34.92	-14	133,604
	3/12/09	3/15/12	9,981	15.03	38.35	155	382,771

Nonqualified Deferred Compensation for Fiscal Year 2012

The following table discloses contributions, earnings, distributions and balances under the EDC for the 2012 fiscal year.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Mr. Marriott	488,889	146,551	979,472	—	19,511,123
Mr. Sorenson	144,330	74,443	127,462	—	2,600,418
Mr. McCarthy	275,988	50,003	148,743	—	3,028,813
Mr. Capuano	18,750	10,949	28,510	—	576,159
Mr. Berquist	212,774	45,307	87,512	—	1,832,081
Mr. Grissen	160,032	29,270	163,300	—	3,271,507

(1)	The amounts in this column consist of elective deferrals by the NEOs of salary for the 2012 fiscal year and non-equity incentive plan compensation for 2011 (otherwise payable in 2012) under the EDC. The following table indicates the portion of each executive’s 2012 elective contributions that was attributable to 2012 salary that is reported in the Summary Compensation Table.

Name	Amounts that relate to the contribution of Salary ($)
Mr. Marriott	351,454
Mr. Sorenson	69,117
Mr. McCarthy	80,440
Mr. Capuano	18,750
Mr. Berquist	140,000
Mr. Grissen	57,122

(2)	The amounts in this column reflect aggregate notional earnings during 2012 of each NEO’s account in the EDC. Such earnings are reported in the Summary Compensation Table only to the extent that they were credited at a rate of interest in excess of 120% of the applicable federal long-term rate. The following table indicates the portion of each executive’s aggregate earnings during 2012 that is reported in the Summary Compensation Table.

Name	Amounts Included in the Summary Compensation Table for 2012 ($)
Mr. Marriott	459,119
Mr. Sorenson	59,915
Mr. McCarthy	69,892
Mr. Capuano	13,383
Mr. Berquist	41,285
Mr. Grissen	76,593

(3)	This column includes amounts in each NEO’s total EDC account balance as of the last day of the 2012 fiscal year. The following table reports the portion of the Aggregate Balance that was reported as compensation in the Summary Compensation Table in the Company’s prior-year proxy statements since we became a public company on March 27, 1998.

Name	Amounts that were reported as compensation in prior year proxy statements ($)
Mr. Marriott	12,109,318
Mr. Sorenson	1,766,768
Mr. McCarthy	2,538,256
Mr. Capuano	27,822
Mr. Berquist	397,298
Mr. Grissen	0

Under the EDC, participants are eligible to defer the receipt of up to 80% of their salary, bonus, non-equity incentive plan compensation and/or commissions. Such amounts are immediately vested. In addition, the NEOs may receive a discretionary Company match which, for years commencing with 2009, is vested when made. A discretionary match made for any year prior to 2009 vests 25% per year for each year that the executive remains employed by the Company following the date the Company match is allocated to the executive’s plan account, or if sooner, in full upon approved retirement, death or disability. For 2012, the NEOs will receive a discretionary match which is described in the discussion of Nonqualified Deferred Compensation Plan in the CD&A. No additional discretionary Company contribution was made for 2012.

For 2012, the Company credited participant plan accounts with a rate of return determined by the Company. The rate of return was determined largely based on the Company’s estimated long-term cost of borrowing and was set at 5.4% for 2012. To the extent that this rate exceeds 120% of the applicable federal long-term rate, the excess is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Executives may receive a distribution of the vested portion of their EDC accounts upon termination of employment (including retirement or disability) or, in the case of deferrals by the executive (and related earnings), upon a specified future date while still employed (an “in-service distribution”), as elected by the executive. Each year’s deferrals may have a separate distribution election. Distributions payable upon termination of employment may be elected as (i) a lump sum cash payment; (ii) a series of annual cash installments payable over a designated term not to exceed twenty years; or (iii) five annual cash payments beginning on the sixth January following termination of employment. In-service distributions may be elected by the executive as a single lump sum cash payment or annual cash payments over a term of one to five years, in either case beginning not earlier than the third calendar year following the calendar year of the deferral. However, in the case of amounts of $10,000 or less, or when no election regarding the form of distribution is made, the distribution will be made in a lump sum. When the executive is a “key employee” for purposes of Section 409A of the Internal Revenue Code, any distribution payable on account of termination of employment will not occur until after six months following termination of employment. Typically, the NEOs are key employees.

Potential Payments Upon Termination or Change in Control

The Company does not have employment agreements or severance agreements with any of the NEOs.

Upon retirement or permanent disability (as defined in the pertinent plan), a NEO may continue to vest in and receive distributions under outstanding stock awards (with the exception of certain supplemental RSU awards granted after 2005) for the remainder of their vesting period; may exercise options and SARs for up to five years in accordance with the awards’ original terms; and immediately vests in the unvested portion of his EDC account. However, annual stock awards granted after 2005 provide that if the executive retires within one year after the grant date, the executive forfeits a portion of the stock award proportional to the number of days remaining within that one-year period. For these purposes, retirement means a termination of employment with retirement approval of the Committee by an executive who has attained age 55 with 10 years of service with the Company, or, for the EDC and for Stock Plan annual stock awards granted before 2006, has attained 20 years of service with the Company. In all cases, however, the Committee or its designee has the authority to revoke approved retiree status if an executive terminates employment for serious misconduct or is subsequently found to have engaged in competition with the Company or engaged in criminal conduct or other behavior that is actually or potentially harmful to the Company. A NEO who dies as an employee or approved retiree immediately vests in his EDC account, options/SARs and other stock awards. These provisions were developed based on an analysis of external market data. As of December 28, 2012, Messrs. Marriott, McCarthy, Berquist and Grissen met the age and service conditions for retirement eligibility. Messrs. Sorenson and Capuano would meet such conditions if they remain employed until October 13, 2013 and December 17, 2020, respectively.

Under the Stock Plan, in the event of certain transactions involving a capital restructuring, reorganization or liquidation of the Company or similar event as defined in the plan, the Company or its successor may in its discretion provide substitute equity awards under the Stock Plan or, if no similar equity awards are available, an equivalent value as determined at that time will be credited to each NEO’s account in the EDC, provided that such action does not enlarge or diminish the value and rights under the awards. If the Company or its successor does not substitute equity awards or credit the EDC accounts, the Company or its successor will provide for the awards to be exercised, distributed, canceled or exchanged for value. The intrinsic values of the vested and unvested options/SARs and unvested stock awards as of the last day of the fiscal year are indicated for each NEO in the Outstanding Equity Awards at 2012 Fiscal Year-End table.

In addition, in the event that any NEO’s employment is terminated by the Company other than for the executive’s misconduct or the executive resigns for good reason (as defined under the Stock Plan) beginning three months before and ending twelve months following a change in control of the Company, the NEO will become fully vested in all unvested equity awards under the Stock Plan and unvested balances in the EDC. In those circumstances, all options and SARs will be exercisable until the earlier of the original expiration date of the awards or 12 months (or five years for an approved retiree) following the termination of employment, and all other stock awards shall be immediately distributed following the later of the termination of employment or the change in control event. In addition, any cash incentive payments under the Incentive Plan and Individual Plan will be made immediately based on the target performance level, pro-rated based on the days worked during the year until the NEO’s termination of employment. The Company does not provide any tax gross-ups on these benefits, but instead limits the benefits to avoid adverse tax consequences to the Company. Specifically, each of these benefits is subject to a cut-back, so that the benefit will not be provided to the extent it would result in the loss of a deduction or imposition of excise taxes under the “golden parachute” excess parachute payment provisions of the Internal Revenue Code. Similar rules apply to the NEOs’ outstanding MVW stock awards.

The table below reflects the intrinsic value of unvested stock awards, unvested EDC accounts and incentive payments under the Incentive Plan and Individual Plan that each NEO would receive upon retirement, disability, death, or involuntary termination of employment in connection with a change in control as of December 28, 2012, the end of our fiscal-year (based on the Company’s and MVW’s closing stock prices of $36.48 and $40.83, respectively).

Name	Plan	Retirement ($)	Disability ($)	Death ($)	Change in Control and Involuntary Termination ($)
Mr. Marriott	EDC	46,099	46,099	46,099	46,099
	Stock Plan	6,533,793	6,533,793	6,533,793	6,533,793
	Total Annual Incentive	—	—	—	—
Mr. Sorenson	EDC	—	18,654	18,654	18,654
	Stock Plan	—	9,739,032	9,739,032	9,739,032
	Total Annual Incentive	—	1,351,762	1,351,762	1,351,762
Mr. McCarthy	EDC	14,351	14,351	14,351	14,351
	Stock Plan	4,138,590	4,690,134	4,690,134	4,690,134
	Total Annual Incentive	—	696,115	696,115	696,115
Mr. Capuano	EDC	—	2,939	2,939	2,939
	Stock Plan	—	4,954,492	4,954,492	4,954,492
	Total Annual Incentive	—	468,750	468,750	468,750
Mr. Berquist	EDC	10,648	10,648	10,648	10,648
	Stock Plan	2,873,495	3,248,596	3,248,596	3,248,596
	Total Annual Incentive	—	525,000	525,000	525,000
Mr. Grissen	EDC	8,893	8,893	8,893	8,893
	Stock Plan	2,614,525	3,318,013	3,318,013	3,318,013
	Total Annual Incentive	—	330,038	330,038	330,038

The benefits reported in the table above are in addition to benefits available prior to the occurrence of any termination of employment, including benefits available under then-exercisable SARs and options and vested EDC balances, and benefits available generally to salaried employees such as benefits under the Company’s 401(k) plan, group medical and dental plans, life and accidental death insurance plans, disability programs, health and dependent care spending accounts, and accrued paid time off. The actual amounts that would be paid upon a NEO’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid or distributed may be higher or lower than reported above. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age. In addition, in connection with any actual termination of employment or change in control transaction, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described above, as the Committee determines appropriate.

Director Compensation

On recommendation of the Committee, and reflecting a management review of market practice as well as the Committee’s consultation with the Compensation Consultant, the Board approved an increase in director retainer fees and share awards and elimination of meeting attendance fees effective September 1, 2012. Before and after this change, the Vice Chairman of the Board receives fees and stock awards at 125% of the amount of the other directors. The chairs of each Committee of the Board and, beginning on September 1, 2012, the members of the audit committee receive an additional retainer fee to compensate for the responsibilities of those positions.

As a result of these changes, for 2012, non-employee directors received compensation in the form of meeting attendance fees and annual cash retainer fees, as well as annual Non-Employee Director Share Awards under the Stock Plan, as follows:

Type of Fee (Effective through August 31, 2012)	Amount of Fee through August 31st ($)	Amount of Fee beginning September 1st ($)
Board Retainer Fee (annual)	60,000	75,000
Share Award (annual)	110,000	125,000
Audit Committee Chair Fee (annual)	20,000	20,000
Non-Audit Committee Chair Fee (annual)	10,000	10,000
Audit Committee Member Retainer (annual)	n/a	10,000
Meeting Fee (per meeting)	1,250	n/a
Vice Chairman Fee(1) (annual)	75,000	93,750
Vice Chairman Share Award(1) (annual)	137,500	156,250
Vice Chairman Meeting Fee (per meeting)(1)	1,563	n/a

(1)	The Vice Chairman of the Board receives these fees instead of the other Board fees.

Retainer, chair and attendance fees are paid on a quarterly basis. However, in accordance with established Company procedures, a director may elect to defer payment of all or a portion of his or her director fees pursuant to the Stock Plan and/or the EDC. Annual retainer and chair fees that are deferred pursuant to the Stock Plan may be replaced with Director SARs having equivalent grant-date value, or credited to the director’s stock unit account in the plan, at the election of the director. Director SARs are granted at fair market value, have a 10-year term, and are immediately vested but cannot be exercised until one year following grant. Meeting fees that are deferred pursuant to the Stock Plan are credited to the director’s stock unit account in that plan. As elected by the director, retainer, chair and meeting fees that are credited to the director’s stock unit account may be distributed in a lump sum or in one to 10 annual installments following termination of service as a Board member. Amounts deferred under the Stock Plan accrue dividend equivalents but do not provide voting rights until the stock is distributed.

The Company grants the Non-Employee Director Share Awards following the Company’s annual meeting of shareholders. A Director Share Award is a grant of stock that the director may choose to have distributed in a lump sum on the one-year anniversary of the grant or in a lump sum or one to 10 annual installments following termination of service as a Board member. Elections are made in the year prior to grant of the award. The annual Non-Employee Director Share Awards neither accrue dividend equivalents nor provide voting rights until the stock is distributed. The pricing practices for executive stock awards discussed in the CD&A above are followed for director stock awards.

The Company reimburses directors for travel expenses, other out-of-pocket costs they incur when attending meetings and, for one meeting per year, attendance by spouses. To encourage our directors to visit and personally evaluate our properties, the directors also receive complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel. The value of these benefits is reported to the directors as taxable compensation and the directors are not provided any gross-up to cover such taxes.

The Board of Directors believes that stock ownership by non-employee directors is essential for aligning their interests with those of shareholders. To emphasize this principle, Board stock ownership guidelines require that non-employee directors own Company stock or stock units valued at three times the combined directors’ annual cash and stock retainers, or roughly eight times the annual cash retainer. All non-employee directors who have served as directors of the Company for five years or more have met this goal.

Director Compensation for Fiscal Year 2012

The following Director Compensation Table shows the compensation we paid in 2012 to our non-employee directors. As officers, J.W. Marriott, Jr. and Arne M. Sorenson are not paid for their service as directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Mary Bush	82,083	110,017	—	—	192,100
Lawrence W. Kellner	94,583	110,017	—	10,178	214,778
Debra L. Lee	82,500	110,017	1,087	18,365	211,969
John W. Marriott III	92,188	137,522	—	25,516	255,226
George Muñoz	127,275	110,017	1,781	2,925	241,998
Harry J. Pearce	80,000	110,017	2,867	2,400	195,284
Steven S Reinemund	86,250	110,017	431	2,588	199,286
W. Mitt Romney (appointed effective December 3, 2012)	6,250	—	—	—	6,250
Lawrence M. Small	88,750	110,017	3,173	13,999	215,939

(1)	This column includes any cash retainer and meeting fee amounts that the directors elected to be deferred to their stock unit accounts in the Stock Plan, annual cash retainer and chair fees that the directors elected to receive as Director SARs, and fees that were deferred pursuant to the EDC, as follows:

Name	Fees Credited to Stock Unit Account in the Stock Plan ($)	Fees Elected as a Director SAR Award ($)	Fees Deferred Pursuant to the EDC ($)
Ms. Lee	—	—	4,950
Mr. Muñoz	25,067	84,608	5,850
Mr. Pearce	75,200	—	4,800
Mr. Reinemund	—	—	5,175
Mr. Small	—	—	5,325

Because cash retainers and meeting fees otherwise are paid quarterly, fees were credited to the directors’ stock unit accounts in the Stock Plan on April 10, 2012, July 10, 2012, October 10, 2012, and January 10, 2013. The number of shares credited to each director’s stock unit account was determined by dividing the dollar amount that the director elected to defer by the average of the high and low trading prices of the Company’s Class A common stock on the respective credit dates, which were $37.00, $38.70, $38.46, and $39.07, respectively. In addition, as he had elected, Mr. Muñoz received a grant of SARs on May 7, 2012, in lieu of cash payment of a portion of his annual cash retainer, and again on August 9, 2012, when the Board approved an increase to the directors’ cash retainers as described above.

(2)	In 2012, each non-employee director was granted a Director Share Award on May 7, 2012, for 2,808 shares, except that the Vice Chairman of the Board received 3,510 shares. In accordance with the Company’s equity compensation grant procedures, the awards were determined by dividing the value of the Director Share Award by the average of the high and low prices of a share of the Company’s Class A common stock on the date the awards were granted, which was $39.18 per share. The amounts reported in the “Stock Awards” column reflect the grant-date fair value of the award, determined in accordance with accounting guidance for share-based payments.

(3)	The following table indicates the number of outstanding Company Director Options (“Options”), Director SARs (“SARs”), deferred shares (“DS”) and RSU awards held by each director at the end of 2012. This table also includes MVW stock awards and reflects adjustments made to the Company stock awards for the timeshare business spin-off.

Name	Award Type	Number of Securities Underlying Unexercised Director Options/ SARs		Number of Shares or Units of Stock That Have Not Vested (#)	Number of Shares or Units of Stock That Have Vested (#)
		Exercisable (#)	Unexercisable (#)
Ms. Bush	MAR DS	—	—	—	14,554
	MVW DS	—	—	—	1,175
Mr. Kellner	MAR DS	—	—	—	13,020
	MVW DS	—	—	—	1,021
Ms. Lee	MAR DS	—	—	—	19,848
	MVW DS	—	—	—	1,704
Mr. Marriott III	MAR DS	—	—	—	7,712
	MVW DS	—	—	—	420
Mr. Muñoz	MAR Option	8,008	—	—	—
	MVW Option	800	—	—	—
	MAR SARs	—	5,915	—	—
	MAR DS	—	—	—	37,533
	MVW DS	—	—	—	3,320
Mr. Pearce	MAR DS	—	—	—	83,616
	MVW DS	—	—	—	7,803
Mr. Reinemund	MAR DS	—	—	—	4,538
	MVW DS	—	—	—	173
Mr. Romney	MAR Option	3,294	—	—	—
	MVW Option	329	—	—	—
Mr. Small	MAR Option	22,202	—	—	—
	MAR SARs	17,514	—	—	—
	MVW SARs	1,750	—	—	—
	MAR DS	—	—	—	54,432
	MVW DS	—	—	—	5,134

(4)	The values reported equal the earnings credited to accounts in the EDC to the extent they were credited at a rate of interest exceeding 120% of the applicable federal long-term rate, as discussed for the NEOs under “Nonqualified Deferred Compensation for Fiscal year 2012” above.
(5)	This column includes Company allocations made by the Company under the Executive Deferred Compensation Plan for fiscal year 2012.
(6)	The directors receive complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel. The values in this column do not include perquisites and personal benefits that were less than $10,000 in aggregate for each director for the fiscal year.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information about the securities authorized for issuance under the Company’s equity compensation plans as of December 28, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders	24,328,420	(1)	$19.01	25,359,172	(2)
Equity compensation plans not approved by shareholders(3)	—		—	—

Total	24,328,420			25,359,172

(1)	Includes 8,602,629 shares of outstanding DSB and RSU awards, as well as DS awards to directors in the Stock Plan, that are not included in the calculation of the Weighted-Average Exercise Price column.
(2)	Consists of 15,149,438 securities available for issuance under the Stock Plan and 10,209,734 securities available for issuance under the Employee Stock Purchase Plan.
(3)	All of the Company’s equity compensation plans have been approved by shareholders.

STOCK OWNERSHIP

Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners

The table below sets forth the beneficial ownership of Class A common stock by our directors, director nominees and executive officers as of January 31, 2013 (unless otherwise noted), as well as additional information about beneficial owners of more than 5 percent of the Company’s Class A common stock. Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws. Unless otherwise noted, the address for all greater than five percent beneficial owners is Marriott International, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.

Note on Various Marriott Family Holdings: SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in multiple counting of some shares. After eliminating double-counting of shares beneficially owned, J.W. Marriott, Jr. and John W. Marriott III together have an aggregate beneficial ownership of 15.6% of Marriott’s outstanding shares. The aggregate total beneficial ownership of J.W. Marriott, Jr., John W. Marriott III, and each of the “Other 5% Beneficial Owners” shown below, except for T. Rowe Price Associates, Inc., is 24.8% of outstanding shares after removing the shares counted multiple times. These individuals and entities each disclaim beneficial ownership over shares owned by other members of the Marriott family and the entities named below except as specifically disclosed in the footnotes following the table below.

Name	Shares Beneficially Owned		Percent of Class(1)	Total Equity Interest(2)
Directors and Director Nominees:
J.W. Marriott, Jr.	47,497,191	(3)(4)(5)(6)	15.1%	47,497,191
John W. Marriott III	21,806,380	(4)(5)(7)(8)	7.0%	21,809,890
Mary K. Bush	14,829	(8)	*	14,829
Frederick A. Henderson	0		*	0
Lawrence W. Kellner	24,003	(8)	*	26,811
Debra L. Lee	22,508	(8)	*	22,508
George Muñoz	15,816	(8)(9)	*	53,350
Harry J. Pearce	92,555	(8)	*	92,555
W. Mitt Romney	8,074	(8)(9)	*	8,074
Steven S Reinemund	19,607	(8)	*	22,415
Lawrence M. Small	80,601	(8)(9)(10)	*	128,005
Arne M. Sorenson	1,533,210	(9)	*	1,533,210

Other Named Executive Officers:
Carl T. Berquist	273,811	(9)	*	273,811
Robert J. McCarthy	295,814	(9)	*	295,814
Anthony G. Capuano	79,429	(9)	*	79,429
David J. Grissen	200,381	(9)	*	200,381

All Directors, Nominees and Executive Officers as a Group (21 persons, including the foregoing)	51,995,663	(11)	16.4%	52,089,726

Other 5% Beneficial Owners:
Richard E. Marriott	42,887,636	(3)(12)	13.7%	42,887,636
Stephen G. Marriott	29,858,937	(5)(13)	9.5%	29,858,937
Deborah M. Harrison	21,367,257	(5)(14)	6.8%	21,367,257
David S. Marriott	21,254,863	(5)(15)	6.8%	21,254,863
JWM Family Enterprises, Inc.	20,027,993	(5)	6.4%	20,027,993
JWM Family Enterprises, L.P.	20,027,993	(5)	6.4%	20,027,993
T. Rowe Price Associates, Inc.	23,374,789	(16)	7.5%	23,374,789
100 E. Pratt Street Baltimore, MD 21202

*	Less than 1 percent.
(1)	Based on the number of shares outstanding (312,951,522) on January 31, 2013, plus the number of shares acquirable by the specified person(s) within 60 days of January 31, 2013, as described below.
(2)	Under our Stock Plan, non-employee directors may defer their annual share awards and defer director fees into stock units. Shares in this column reflect all shares beneficially owned plus the combined numbers of shares (a) subject to non-employee director deferred share awards, and (b) in stock unit accounts of non-employee directors, and that were not beneficially owned as of January 31, 2013. Share awards and stock units do not carry voting rights and are not transferable. Share awards and stock units are distributed at the election of the director either after the first anniversary of the grant or following retirement as a director.
(3)	Includes the following 17,503,717 shares that both J.W. Marriott, Jr. and his brother Richard E. Marriott report as beneficially owned: (a) 4,062,528 shares held by trusts for the benefit of their children, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees; (b) 8,225,505 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr., Richard E. Marriott, and Stephen G. Marriott serve as co-trustees; and (c) 5,215,684 shares held by a charitable annuity trust created by the will of J. Willard Marriott, Sr., and for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees.
(4)	Includes the following 289,575 shares that both J.W. Marriott, Jr. and his son John W. Marriott III report as beneficially owned: (a) 49,575 shares owned by three trusts for the benefit of John W. Marriott III’s children, for which the spouses of John W. Marriott III and J.W. Marriott, Jr. serve as co-trustees; and (b) 240,000 shares owned by The JWM Generations Trust, for which J.W. Marriott, Jr.’s spouse and each of his children serve as co-trustees.
(5)	Includes the following 20,027,993 shares that J.W. Marriott, Jr., his children John W. Marriott III, Deborah M. Harrison, Stephen G. Marriott and David S. Marriott, and JWM Family Enterprises, Inc. and JWM Family Enterprises, L.P. each report as beneficially owned: (a) 9,199,999 shares owned by Thomas Point Ventures, L.P., and (b) 10,827,994 shares owned by JWM Family Enterprises, L.P. JWM Family Enterprises, Inc., a corporation in which J.W. Marriott, Jr. and each of his children is a director, is the sole general partner of JWM Family Enterprises, L.P., a limited partnership, which in turn is the sole general partner of Thomas Point Ventures, L.P., also a limited partnership. The address for the corporation and both limited partnerships is 6106 MacArthur Boulevard, Suite 110, Bethesda, Maryland 20816.
(6)	Includes the following 9,675,906 shares that J.W. Marriott, Jr. reports as beneficially owned, in addition to the shares referred to in footnotes (3), (4) and (5): (a) 4,885,376 shares directly held; (b) 1,701,836 shares subject to Options, SARs and RSUs currently exercisable or exercisable within 60 days after January 31, 2013; (c) 282,524 shares owned by J.W. Marriott, Jr.’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (d) 2,184,754 shares owned by separate trusts for the benefit of J.W. Marriott, Jr.’s four children, in which his spouse serves as a co-trustee; (e) 43,585 shares owned by four trusts for the benefit of J.W. Marriott, Jr.’s grandchildren, for which the spouses of J.W. Marriott, Jr. and Stephen G. Marriott serve as co-trustees; (f) 201,463 shares owned by three trusts for the benefit of J.W. Marriott, Jr.’s grandchildren, for which the spouses of J.W. Marriott, Jr. and Stephen G. Marriott serve as co-trustees; (g) 52,872 shares owned by the J. Willard Marriott, Jr. Foundation, for which J.W. Marriott, Jr. and his spouse serve as trustees; and (h) 323,496 shares owned by JWM Associates Limited Partnership, in which J.W. Marriott, Jr. is a general partner.
(7)	Includes the following 1,484,610 shares that John W. Marriott III reports as beneficially owned, in addition to the shares referred to in footnote (4) and (5): (a) 654,857 shares directly held; (b) 31,550 shares owned by John W. Marriott III’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (c) 179,166 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III, his spouse and Deborah M. Harrison serve as co-trustees, (d) 290,000 shares owned by a trust for the benefit of Stephen G. Marriott’s descendants, for which John W. Marriott III and the spouse of Stephen G. Marriott serve as trustees; (e) 75,000 shares owned by a trust for the benefit of John W. Marriott III’s descendants, for which John W. Marriott III, his spouse, and David S. Marriott serve as co-trustees; (f) 71,472 shares owned by four trusts for the benefit of David S. Marriott’s descendants, for which David S. Marriott, his spouse, and John W. Marriott III serve as trustees; (g) 142,565 shares owned by a trust for the benefit of David S. Marriott’s descendants, for which John W. Marriott III, David S. Marriott, and his spouse serve as trustees; and (h) 40,000 shares owned by John W. Marriott III’s children.
(8)	Includes the combined numbers of shares (a) subject to non-employee director deferred share awards, and (b) in stock unit accounts of non-employee directors, and that were beneficially owned as of January 31, 2013, as follows: Ms. Bush: 14,554 shares; Mr. Kellner: 10,112; Ms. Lee: 19,848 shares; John W. Marriott III: 4,202 shares; Mr. Pearce: 84,067 shares; Mr. Reinemund: 1,730 shares; and Mr. Small: 7,028 shares.

(9)	Includes shares subject to Options, SARs and RSUs currently exercisable or exercisable within 60 days after January 31, 2013, as follows: Mr. Berquist: 174,496 shares; Mr. Capuano: 51,122 shares; Mr. Grissen: 170,374 shares; Mr. McCarthy: 221,728 shares; Mr. Muñoz: 8,008 shares; Mr. Romney: 3,294 shares; Mr. Small: 25,986 shares; and Mr. Sorenson 1,171,265 shares.
(10)	Includes 9,907 shares held by a trust for the benefit of Mr. Small’s daughter, for which Mr. Small serves as trustee.
(11)	The 289,575 shares described in footnote (4) and the 20,027,993 shares described in footnote (5) are reported as beneficially owned by each of J.W. Marriott, Jr. and John W. Marriott III, but are included only once in reporting the number of shares owned by all directors, nominees and executive officers as a group. All directors, nominees and executive officers as a group held 3,951,347 Options, SARs, RSUs and non-employee director deferred share awards and deferred stock units currently exercisable or exercisable within 60 days after January 31, 2013. All directors, nominees and executive officers as a group, other than J.W. Marriott, Jr. and John W. Marriott III, beneficially owned an aggregate of 3,147,100 shares (including 2,245,309 Options, SARs, RSUs and non-employee director deferred share awards and deferred stock units currently exercisable or exercisable within 60 days after January 31, 2013), or one percent of our Class A common stock outstanding as of January 31, 2013.
(12)	Includes the following 25,384,319 shares that Richard E. Marriott reports as beneficially owned, in addition to the 17,503,317 shares referred to in footnote (3): (a) 18,315,207 shares directly held; (b) 284,830 shares owned by Richard E. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of these shares); (c) 1,259,659 shares owned by four trusts for the benefit of Richard E. Marriott’s children, for which his spouse serves as a co-trustee; (d) 3,419,662 shares owned by First Media, L.P., a limited partnership whose general partner is a corporation in which Richard E. Marriott is the controlling voting shareholder; (e) 256,821 shares owned by the Richard E. and Nancy P. Marriott Foundation, for which Richard E. Marriott and his spouse serve as directors and officers; (f) 1,831,140 shares held in a charitable annuity trust created by Richard E. Marriott, for which he serves as co-trustee and (g) 17,000 shares held by a trust established for the benefit of J.W. Marriott, Jr., for which Richard E. Marriott serves as trustee. Richard E. Marriott is the brother of J.W. Marriott, Jr. and is a former director and officer of the Company. His address is Host Hotels & Resorts, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.
(13)	Includes the following 11,031,320 shares that Stephen G. Marriott reports as beneficially owned in addition to the shares referred to in footnote (5): (a) 759,837 shares directly held; (b) 43,702 shares held by Stephen G. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (c) 43,585 shares owned by three trusts for the benefit of Stephen G. Marriott’s children, for which the spouses of Stephen G. Marriott and J.W. Marriott, Jr. serve as co-trustees (referenced in footnote 6(e) above) (Mr. Marriott disclaims beneficial ownership of such shares); (d) 201,463 shares owned by three trusts for the benefit of Stephen G. Marriott’s children, for which Stephen G. Marriott and the spouses of Stephen G. Marriott and J.W. Marriott, Jr. serve as co-trustees (referenced in footnote 6(f) above); (e) 290,000 shares owned by a trust for the benefit of Stephen G. Marriott’s descendants, for which John W. Marriott III and the spouse of Stephen G. Marriott serve as co-trustees (referenced in footnote (7)(d) above); (f) 26,852 shares subject to Options, SARs and RSUs currently exercisable or exercisable within 60 days after January 31, 2013; (g) 8,225,505 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which Stephen G. Marriott serves as co-trustee with J.W. Marriott, Jr. and Richard E. Marriott (referenced in footnote 3(b) above); and (h) 240,000 shares owned by The JWM Generations Trust, for which J.W. Marriott, Jr.’s spouse and each of his children serve as co-trustees (referenced in footnote 4(b) above).
(14)	Includes the following 1,339,264 shares that Deborah M. Harrison reports as beneficially owned in addition to the shares referred to in footnote (5): (a) 276,847 shares directly held; (b) 62,251 shares held directly by Deborah M. Harrison’s spouse (Mrs. Harrison disclaims beneficial ownership of such shares); (c) 6,420 shares held in two trusts for the benefit of Deborah M. Harrison’s grandchildren, for which Deborah M. Harrison, her spouse and another individual serve as co-trustees; (d) 181,995 shares held in seven trusts for the benefit of Deborah M. Harrison’s children, for which Deborah M. Harrison, her spouse and another individual serve as co-trustees; (e) 160,045 shares owned by two limited liability companies for which Deborah M. Harrison, her spouse and another individual serve as managers; (f) 209,210 shares held in a trust for the benefit of Deborah M. Harrison’s descendants, for which Deborah M. Harrison, her spouse and another individual serve as trustees; (g) 179,166 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III and Deborah M. Harrison serve as co-trustees (referenced in footnote 7(c) above); (h) 240,000 shares owned by The JWM Generations Trust, for which J.W. Marriott, Jr.’s spouse and each of his children serve as co-trustees (referenced in footnote 4(b) above); (i) 2,900 shares subject to RSUs held by Deborah M. Harrison currently exercisable or exercisable within 60 days after January 31, 2013; and (j) 20,430 shares subject to Options, SARs and RSUs held by Deborah M. Harrison’s spouse currently exercisable or exercisable within 60 days after January 31, 2013 (Mrs. Harrison disclaims beneficial ownership of such shares).

(15)	Includes the following 1,226,870 shares that David S. Marriott reports as beneficially owned in addition to the shares referred to in footnote (5): (a) 659,462 shares directly held; (b) 15,418 shares held by David S. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (c) 71,472 shares held by four trusts for the benefit of David S. Marriott’s children, for which David S. Marriott, his spouse and John W. Marriott III serve as co-trustees (referenced in footnote 7(f) above); (d) 142,565 shares owned by a trust for the benefit of David S. Marriott’s descendants, for which John W. Marriott III, David S. Marriott and his spouse serve as trustees (referenced in footnote 7(g) above); (e) 75,000 shares owned by a trust for the benefit of John W. Marriott III’s descendants, for which John W. Marriott III, his spouse and David S. Marriott serve as co-trustees (referenced in footnote 7(e) above); (f) 240,000 shares owned by The JWM Generations Trust, for which J.W. Marriott, Jr.’s spouse and each of his children serve as co-trustees (referenced in footnote 4(b) above); and (g) 22,953 shares subject to Options and RSUs currently exercisable or exercisable within 60 days after January 31, 2013.
(16)	Based on a review of a Schedule 13G report filed on February 6, 2013, T. Rowe Price Associates, Inc. beneficially owned 23,374,789 shares as of December 31, 2012, with sole voting power as to 4,937,708 shares and sole dispositive power as to 23,374,789 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (the “Reporting Persons”) to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely upon a review of SEC filings furnished to the Company and written representations that no other reports were required, we believe that all Reporting Persons complied with these reporting requirements during fiscal year 2012.

TRANSACTIONS WITH RELATED PERSONS

JWM Family Enterprises, L.P. (“Family Enterprises”) is a Delaware limited partnership which is beneficially owned and controlled by members of the family of J.W. Marriott, Jr., the Company’s Executive Chairman and Chairman of the Board, including John W. Marriott III, the Company’s Vice Chairman of the Board, who is Chief Executive Officer of Family Enterprises, and J.W. Marriott, Jr. himself. Family Enterprises indirectly holds varying percentages of ownership in the following 16 hotels:

Location	Brand	Initial Year of Company Management
Long Beach, California	Courtyard	1994
San Antonio, Texas	Residence Inn	1994
Anaheim, California	Fairfield Inn	1996
Herndon, Virginia	SpringHill Suites	1999
Milpitas, California	Courtyard	1999
Milpitas, California	TownePlace Suites	1999
Novato, California	Courtyard	1999
Washington, D.C. (Thomas Circle)	Residence Inn	2001
West Palm Beach, Florida	Marriott	2003
Columbus, Ohio	Renaissance	2004
Charlotte, North Carolina	Marriott	2006
Dallas, Texas	Renaissance	2006
Trumbull, Connecticut	Marriott	2007
Charlotte, North Carolina	Renaissance	2007
Cleveland, Ohio	Marriott	2007
Newark, New Jersey	Renaissance	2007

Our subsidiaries operate each of these properties pursuant to management agreements with entities controlled by Family Enterprises, and provide procurement and/or renovation services for some of these properties pursuant to contracts entered into with the ownership entities. We expect such arrangements to continue in 2013. In fiscal 2012, we received management fees of approximately $9 million plus reimbursement of certain expenses, and procurement and renovation services fees of approximately $125,871 from our operation of and provision of services for these hotels. The Company has no financial involvement in either the hotels listed above beyond the foregoing roles or in Family Enterprises.

Our Company was founded by J.W. Marriott, Jr.’s father, and the Board believes that the involvement of a number of Marriott family members in responsible positions of the Company makes a significant long-term contribution to the value of our corporate name and identity and to the maintenance of Marriott’s reputation for providing quality products and services. In addition to J.W. Marriott, Jr.’s service as Executive Chairman and Chairman of the Board and John W. Marriott III’s service as Vice Chairman of the Board, the Company employs a number of members of the Marriott family in management positions, including J.W. Marriott, Jr.’s children Stephen G. Marriott, David S. Marriott, and Deborah M. Harrison, and his son-in-law (and Mrs. Harrison’s husband) Ronald T. Harrison. The Company also employs family members of other executive officers (under SEC rules, family members include children, stepchildren, parents, stepparents, spouses, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and other persons sharing the household with a director or executive officer, other than as a tenant or employee). The compensation levels of family members of our directors and executive officers are set based on reference to external market practice of similar positions and/or internal pay equity when compared to the compensation paid to non-family members in similar positions. Employed family members with total compensation for 2012 in excess of $120,000, which includes base salary, bonus, the value of stock-based awards, and other compensation, are shown in the table below.

Director / Executive Officer	Family Member	Family Member Position	Total Compensation for 2012 ($)
J.W. Marriott, Jr. and John W. Marriott III	David S. Marriott	Chief Operations Officer, Americas East	1,363,162
	Stephen G. Marriott	Executive Vice President, Company Culture	658,036
	Ronald T. Harrison	Global Officer, Architecture and Construction	935,181
	Deborah M. Harrison	Senior Vice President, Government Affairs	355,040

J.W. Marriott, Jr. reimbursed the Company for the cost of non-business related services provided by Company employees in the amount of $279,338 for 2012.

Policy on Transactions and Arrangements with Related Persons

The Company has adopted a written policy for approval of transactions and arrangements between the Company and the Company’s current and recent former directors, director nominees, current and recent former executive officers, greater than five percent shareholders, and their immediate family members where the amount involved exceeds $120,000. Each of the related person transactions described above is subject to, and has been approved or ratified under, this policy.

The policy provides that the Nominating and Corporate Governance Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the committee takes into account, among other things, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under similar circumstances and the materiality of the related person’s interest in the transaction. The policy also provides that the Company’s Corporate Growth Committee, an internal management committee whose members include the Company’s President and Chief Operating Officer, Chief Financial Officer, Executive Vice President and General Counsel, and other executive officers responsible for lodging development and lodging operations, reviews all such transactions that involve the management, operation, ownership, purchase, sale, or lease of a hotel, timeshare property, land and/or improvements.

The Nominating and Corporate Governance Committee and the Corporate Growth Committee have considered and adopted standing pre-approvals under the policy for certain limited transactions with related persons that meet specific criteria. Information on transactions subject to pre-approval is provided to the appropriate committee at its next regularly scheduled meeting. Pre-approved transactions are limited to:

•	certain lodging transactions with specified maximum dollar thresholds where the Corporate Growth Committee has both approved the transaction and determined that its terms are no less favorable to the Company than those of similar contemporaneous transactions with unrelated third parties and, in some cases, where the transaction is the result of an open auction process involving at least three unrelated third-party bidders;

•

certain other lodging transactions with specified maximum dollar thresholds that are consistent with general terms and conditions that the Nominating and Corporate Governance Committee has previously approved;

•

employment and compensation relationships that are subject to Compensation Policy Committee or other specified internal management approvals and which, in the case of executive officers, are subject to required proxy statement disclosure;

•

certain transactions with other companies and certain charitable contributions that satisfy the independence criteria under both the Company’s Corporate Governance Policies and the NYSE corporate governance listing standards; and

•	non-lodging transactions involving less than $500,000 that are approved by at least two members of the Corporate Growth Committee for whom the transactions pose no conflict of interest.

HOUSEHOLDING

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, the Company and banks and brokerage firms that hold your shares have delivered only one proxy statement and annual report to multiple shareholders who share an address unless one or more of the shareholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott International, Inc., Dept. 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817 or by calling (301) 380-6601. You may also obtain a copy of the proxy statement and annual report from the Company’s website (www.marriott.com/investor) by clicking on “SEC Filings.” Shareholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

OTHER MATTERS

The Company’s management knows of no other matters that may be presented for consideration at the 2013 annual meeting. However, if any other matters properly come before the annual meeting, the persons named in the proxy intend to vote such proxy in accordance with their judgment on such matters.

Any shareholder who would like a copy of our 2012 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott International, Inc., Dept. 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817. The Company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, from the investor relations portion of our website (www.marriott.com/ investor) by clicking on “SEC Filings.”

BY ORDER OF THE BOARD OF DIRECTORS,

Bancroft S. Gordon
Secretary

2013 ANNUAL MEETING INFORMATION

Time and Location. The 2013 annual meeting of shareholders will begin at 10:30 a.m. on Friday, May 10, 2013 at the JW Marriott Hotel at 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004.

Parking. Due to anticipated needs of other hotel guests on May 10, 2013, we expect that minimal parking will be available to shareholders in the parking garage adjacent to the hotel. Several public lots are located within three blocks of the hotel.

Public Transportation. As parking is limited in the general area, we recommend that shareholders attending the annual meeting consider using public transportation. Two Metro subway stations, Federal Triangle and Metro Center, are located less than three blocks from the hotel, and the area is served by Metro buses.

Lodging. A local Marriott hotel will offer a “Shareholder Annual Meeting” rate for Thursday, May 9, 2013, the night before the meeting. To receive this rate, call the number shown below and ask for the shareholder annual meeting rate for May 9, 2013. Please note that a limited number of rooms are offered at this rate and you must call by Saturday, April 20. Applicable taxes and gratuities are extra and advance reservations are required. This discount may not be used in conjunction with other discounts, coupons, or group rates.

JW Marriott Hotel—$359 single/double
1331 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
202-393-2000
Near Metro Center Metro Station

PROXY	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MARRIOTT INTERNATIONAL, INC.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S), OR IF NO DIRECTION IS INDICATED, “FOR” EACH DIRECTOR NOMINEE IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3 AND IT WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED.

The undersigned acknowledge(s) receipt of a Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 28, 2012. The undersigned further hereby appoint(s) J.W. Marriott, Jr. and Arne M. Sorenson, and each of them, with power to act without the other and with full power of substitution in each, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Marriott International, Inc. (the “Company”) Class A Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 10, 2013 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

If the undersigned has voting rights with respect to shares of Company common stock under the Company’s 401(k) savings plan, the undersigned hereby direct(s) the trustee of the 401(k) savings plan to vote shares equal to the number of share equivalents allocated to the undersigned’s accounts under the plan in accordance with the instructions given herein. Shares for which the trustee does not receive instructions by 11:59 p.m. Eastern Time, Tuesday, May 7, 2013, will be voted by the trustee in the same proportion as the shares for which valid instructions are received from other participants in the applicable plan.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

‡    FOLD AND DETACH HERE    ‡

You can now access your MARRIOTT INTERNATIONAL, INC. account online.

Access your MARRIOTT INTERNATIONAL, INC. shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer Agent for MARRIOTT INTERNATIONAL, INC., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.computershare.com/investor

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

****TRY IT OUT****

www.computershare.com/investor

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:        1-800-311-4816

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

ITEM 1– ELECTION OF 12 DIRECTORS

(The Board of Directors recommends a vote FOR each of these nominees)

01 J.W. Marriott, Jr.	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN	09 Steven S Reinemund	FOR	AGAINST	ABSTAIN
	☐	☐	☐	05 Lawrence W. Kellner	☐	☐	☐		☐	☐	☐

02 John W. Marriott III	FOR	AGAINST	ABSTAIN	06 Debra L. Lee	FOR	AGAINST	ABSTAIN	10 W. Mitt Romney	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐		☐	☐	☐

03 Mary K. Bush	FOR	AGAINST	ABSTAIN	07 George Muñoz	FOR	AGAINST	ABSTAIN	11 Lawrence M. Small	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐		☐	☐	☐

04 Frederick A. Henderson	FOR	AGAINST	ABSTAIN	08 Harry J. Pearce	FOR	AGAINST	ABSTAIN	12 Arne M. Sorenson	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐		☐	☐	☐

ITEM 2 –	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013

	FOR	AGAINST	ABSTAIN
(The Board of Directors recommends a vote FOR Item 2)	☐	☐	☐

ITEM 3 –	ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

	FOR	AGAINST	ABSTAIN
(The Board of Directors recommends a vote FOR Item 3)	☐	☐	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

‡    FOLD AND DETACH HERE    ‡

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on Thursday, May 9, 2013 the day before the meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

http://www.envisionreports.com/Mar

Use the Internet to vote. Have this card in hand when you access the website.

OR

TELEPHONE

1-800-652-VOTE (8683)

Use any touch-tone telephone to vote. Have this card in hand when you call.

If you vote by Internet or telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet and telephone vote authorizes the named proxies to vote your shares in the same manner as if you mark, signed and returned your proxy card.